Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 5	Registration No. 333-277045
(to prospectus dated February 10, 2025)
PROSPECTUS SUPPLEMENT No. 5	Registration No. 333-279803
(to prospectus dated February 10, 2025)

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), as amended most recently by the post-effective amendment thereto effective as of February 10, 2025 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), as amended most recently by the post-effective amendment thereto effective as of February 10, 2025 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained in our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on May 14, 2025, which is attached hereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LDTC.” On May 13, 2025, the last reported sale price of our common shares as reported on Nasdaq was $0.75 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On May 13, 2025, the last reported sale price of our warrants as reported on Nasdaq was $0.056 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 14, 2025.

Attachments

1.	LeddarTech Holdings Inc. Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on May 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2025.

Commission File Number: 001-41893

LEDDARTECH HOLDINGS INC.

4535, boulevard Wilfrid-Hamel, Suite 240

Quebec G1P 2J7, Canada

(418) 653-9000

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☑        Form 40-F ☐

DOCUMENTS TO BE FURNISHED AS PART OF THIS FORM 6-K

Exhibit Number	Exhibit Description
99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and six months ended March 31, 2025 and 2024
99.2	Condensed Interim Consolidated Financial Statements for the three and six months ended March 31, 2025 and 2024
99.3	Press release of LeddarTech Holdings Inc. announcing second quarter 2025 financial results dated May 14, 2025
99.4	Certification of Interim Filing – CEO
99.5	Certification of Interim Filing – CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEDDARTECH HOLDINGS INC.

By:	/s/ David Torralbo
Name:	David Torralbo,
Title:	Chief Legal Officer

Date: May 14, 2025

2

Exhibit 99.1

LEDDARTECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition and results of operations of LeddarTech Holdings Inc. (“LeddarTech” or the “Company”) at and for the three-month and six-months ended March 31, 2025, and 2024. This MD&A should be read in conjunction with the audited annual consolidated financial statements and the annual MD&A of the Company at and for the fiscal years ended September 30, 2024, 2023 and 2022 (restated) (“FY2024”, “FY2023” and “FY2022”, respectively) included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2024 as filed with the U.S. Securities and Exchange Commission on December 26, 2024 (the “2024 Annual Report”), the interim condensed consolidated financial statements of the Company at and for the three-month and six-months ended March 31, 2025 (“Q2-2025” and “YTD Q2-2025”, respectively) and 2024 (“Q2-2024” and “YTD Q2-2024”, respectively, and together with the Q2-2025 and YTD Q2-2025 financial statements, the “Q2-2025 consolidated financial statements”) and the management’s discussion and analysis for the three-months ended December 31, 2024 included in the Company’s Report on Form 6-K for the year ended September 30, 2024 as furnished with the U.S. Securities and Exchange Commission on February 12, 2025 (the “Q1-2025 MD&A).

The financial information reported herein have been prepared in accordance with International Financial Reporting Standard (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and is presented in Canadian dollars unless otherwise stated.

All per share amounts reflect amounts per common share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

In addition to historical financial information, this MD&A contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under section entitled “Item 3.D Risk Factors” of the 2024 Annual Report. For more information about forward-looking statements, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Company presents non-IFRS financial measures to assess operating performance. The Company presents net earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA (loss)”) and Adjusted EBITDA (loss). These non-IFRS measures do not have standardized meanings under IFRS and are not likely to be comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. Management uses both measures that comply with IFRS and non-IFRS measures, in planning, overseeing and assessing the Company’s performance.

The terms and definitions associated with non-IFRS financial measures as well as a reconciliation to the most comparable IFRS measures are included in the section entitled “Non-IFRS Financial Measures” in this MD&A.

Company Overview

LeddarTech was formed in 2007 under the Canada Business Corporations Act (the “CBCA”) and is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance artificial intelligence (“AI”) automotive software that enables the market to deploy Advanced Driver Assistance Systems (“ADAS”) features. The main target markets are automotive ADAS and autonomous driving (“AD”) applications for original equipment manufacturers (“OEMs”), automotive system integrators that are direct suppliers to OEMs, Tier 1 suppliers and Tier 2 suppliers. We pursue our mission by developing innovative AI-based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of the next generation of automotive ADAS and AD systems.

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to December 21, 2023, the date of consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and “Newco” refers to LeddarTech Holdings Inc. At all times following consummation of the Business Combination, “LeddarTech” or “the Company” refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to the following section entitled “Business Combination and Public Company Costs” and to Note 3 of the Q2-2025 unaudited interim condensed consolidated financial statements of the Company for additional information on the amalgamation of the Company on December 21, 2023.

Liquidity Position and Covenant Compliance

As of March 31, 2025 the Company had a cash balance of approximately $9.2 million, which cash balance had declined to approximately $4.1 million as of May 8, 2025. Pursuant to the Desjardins Credit Facility, as amended as described below, the Company is required to maintain a minimum cash balance of $1.8 million at all times after April 1, 2025. If we are not able to raise additional capital in the next several days, we will be in default under this minimum cash covenant. Moreover, we are obligated to complete an Equity Financing (as defined below) pursuant to which we must raise an additional US$9.7 million in equity investments prior to May 23, 2025 in order to satisfy the requirement that we raise at least US$35.0 million in equity investments prior to that date. We are also required to produce a plan at the satisfaction of our lenders regarding a refinancing, recapitalization or any suitable transaction no later than May 16, 2025. Toward that end, we have engaged a financial advisor to do a comprehensive review of the options that are available to the Company. We are currently exploring all alternatives to secure the financing necessary to comply with the covenants in our debt arrangements and to continue to pursue our strategic goals. At this time, we are not expecting to be able to complete the Equity Financing or to produce a plan to the satisfaction of all our lenders on a timely basis. Failure to complete the Equity Financing by May 23, 2025 or to produce a plan at the satisfaction of our lenders by May 16, 2025 constitute liquidity events that could trigger a requirement for us to repay all amounts under our Desjardins Credit Facility, under our Bridge Facility and under other indebtedness. See "Liquidity and Capital Management" below and “Item 3.D. Risk Factors —Risks Related to our Business —LeddarTech’ liquidity position will be further constrained by the requirement to maintain a minimum cash balance. If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations” in the Company’s 2024 Annual Report.

The Company is also in violation of a covenant in the Desjardins Credit Facility prohibiting a greater than 10% unfavorable variance in its most recent cash flow projections provided to Desjardins as compared to initial projections. Desjardins has the right to declare the Desjardins Term Loan to be immediately due and payable as a result of this covenant breach, and would also have the right to declare the Desjardins Term Loan to be immediately due and payable in the event of any other default, including a breach of the minimum cash covenant.

LeddarTech is currently engaged with Desjardins and the Bridge Lenders with respect to the possibility of receiving additional financing and to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins and the Bridge Lenders. Desjardins has expressed an unwillingness to provide additional financing to the Company, but has expressed a willingness to work toward a solution. See “– Liquidity and Capital Management – Financing Transactions – Desjardins Credit Facility” below. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $128 million aggregate principal amount of indebtedness of LeddarTech (including the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Facility) plus payment in kind (PIK) interest accrued on the PIPE Convertible Notes would also be subject to acceleration. While LeddarTech is seeking additional financing, we continue to consider all possible cost reduction measures. There is no assurance that such measures could be done successfully, or at all. See “- Financing and Restructuring Activities - Potential Implementation of Cost Management Plan.” below. While LeddarTech is seeking additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In the foregoing circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Discontinued activities

In connection with the transition to a “pure play” automotive software business model, in FY2022 we made the strategic decision to discontinue our LiDAR components and modules businesses. In September 2024, the Company ceased its modules operations. The results of operations and cash flows related to these businesses are reclassified as discontinued operations in the unaudited consolidated statements of loss and comprehensive loss and interim condensed consolidated statements of cash flows. Refer to Note 4 Discontinued Operations of the Q2-2025 consolidated financial statements for further information.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this MD&A that do not directly or exclusively relate to historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not a forward-looking statement. Forward-looking statements in this MD&A and in any document incorporated by reference in this MD&A may include, but are not limited to, statements about:

●	our ability to timely access sufficient capital and financing on favorable terms or at all;

●	our ability to maintain compliance with our debt covenants, including our ability to enter into any forbearance agreements, waivers or amendments with, or obtain other relief from, our lenders as needed;

●	our ability to execute on our business model, achieve design wins and generate meaningful revenue;

●	our ability to successfully commercialize our product offering at scale, whether through the collaboration agreement with Texas Instruments, a collaboration with a Tier 2 supplier or otherwise;

●	potential adverse changes to relationships with our customers, employees, suppliers or other parties;

●	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, projects, prospects, and plans; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this MD&A. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and factors relating to our operations and business environment, including those discussed under section entitled “Item 3.D Risk Factors” of the 2024 Annual report, all of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this MD&A, or the documents incorporated by reference in this MD&A, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any such statement is based.

Business Combination and Public Company Costs

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and Newco completed a series of transactions:

●	Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

●	Prospector Canada and Newco amalgamated (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”);

●	the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having a negotiated aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional Amalco “earnout” shares (with the terms set forth in the BCA);

●	LeddarTech and Amalco amalgamated (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Company”); and

●	in connection with the Company Amalgamation, the securities of Amalco converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination”.

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately $10.93 per share, or a total of approximately $9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination. Such distribution was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination, was assumed by the Company and became a warrant of the Company (“Company Warrant” or “Warrant”).

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

As a consequence of the Business Combination, the Company became an SEC-registered company. On December 22, 2023, the Common Shares and Warrants became listed on The Nasdaq Global Market under the symbols “LDTC” and “LDTCW”, respectively. Compliance with public company regulatory requirements and customary practices has required the Company to hire additional personnel and implement procedures and processes. The Company expects to incur additional significant annual expenses as a public company.

Accounting Treatment

The Business Combination was accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3. Consequently, the Business Combination was accounted for under IFRS 2 as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector was treated as the “acquiree” for accounting purposes, the net assets of Prospector are recognized at their fair value, and no goodwill or other intangible assets are recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., the Surviving Company Common Shares and Surviving Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector was represented a service for the listing of the Surviving Company and was recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

●	LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Surviving Company with an approximately 69.5% voting interest;

●	The largest individual minority shareholder of the Surviving Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

●	Senior management of the Surviving Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

●	Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Surviving Company;

●	LeddarTech is the larger entity based on historical total assets and revenues; and

●	LeddarTech’s operations comprise the ongoing operations of the Surviving Company.

Basis of presentation

LeddarTech acquired a 60% interest in VayaVision in July 2020. VayaVision’s assets, liabilities and results of operations are reflected in LeddarTech’s consolidated financial statements, with the non-controlling interests’ share of net assets and results of operations reflected on LeddarTech’s consolidated statement of financial position and consolidated statement of loss and comprehensive loss. In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech was $57,724, consisting of 66,550 Company Common Shares, after payment of the applicable withholding tax, which entitled the shareholders to receive 5,548 Surviving Company Common Shares. The founding shareholders from whom LeddarTech purchased the majority of the remaining shares in VayaVision demanded that LeddarTech provide a tax indemnity as a condition to the purchase. LeddarTech believes the demand for a tax indemnity is without merit based on the terms and conditions of the option agreement, and at LeddarTech’s request the share transfer was recorded in VayaVision’s share registry and the Israeli Registrar of Companies. LeddarTech believes that, if the founding shareholders were to pursue a claim, it would not have a material adverse effect on the Surviving Company’s business, financial condition or results of operation. Following acquisition of the remaining 40% interest in VayaVision, none of VayaVision’s assets or results of operations from the date of acquisition have been allocated to non-controlling interest.

Recent Developments

Amendments to Credit Facility and Bridge Financing Offer

During Q2-2025, we entered into several amendments to the following financing offers: the amended and restated financing offer dated as of April 5, 2023 with Fédération des caisses Desjardins du Québec (“Desjardins” and, the financing offer, the “Desjardins Credit Facility”) and the bridge financing offer dated as of August 16, 2024 with the initial bridge lenders and certain members of management and the board of directors (collectively, the “Bridge Lenders” and, the financing offer, the “Bridge Facility”), as summarized below. See “Item 5. Operating and Financial Review and Prospects – Liquidity and Capital Management – Financing Transactions” in the Company’s 2024 Annual Report, “– Liquidity and Capital Management – Financing Transactions” in our Q1-2025 MD&A and “– Liquidity and Capital Management – Financing Transactions” below for a description of the Desjardins Credit Facility and the Bridge Facility and earlier amendments to those documents.

February 2, 2025 Amendments

On February 2, 2025, we entered into a fifteenth amendment agreement (“Fifteenth Amending Agreement”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to Desjardins Credit Facility, pursuant to which Desjardins agreed to, among other things, (i) temporarily postpone payment of interest for the months of July through December 2024 until the earlier of (x) the date of the final disbursement of one or several equity investments in the borrower for minimum gross proceeds amount of US$35,000,000 in the aggregate (the “Equity Financing” and, such date, the “Short-Term Outside Date”), and (y) February 28, 2025; and (ii) temporarily reduce the minimum cash covenant under the Desjardins Credit Facility to $1,000,000 until the earlier of (x) the Short-Term Outside Date, and (y) February 28, 2025, and a minimum cash balance of $5,000,000 at all times after such date.

The Fifteenth Amending Agreement also provided for a monthly payment by LeddarTech to Desjardins of $125,000, which monthly fee is earned and payable on the first day of each month, until the earlier of (x) the Short-Term Outside Date and (y) February 28, 2025. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) January 2025 was also postponed to the earlier of (x) the Short-Term Outside Date, and (y) February 28, 2025.

In addition, on February 2, 2025 we entered into a third amending agreement (the “Third Amending Agreement”) with the Bridge Lenders with respect to the Bridge Facility pursuant to which the Bridge Lenders agreed to, among other things, extend the maturity of the bridge loan to the earlier of (x) February 28, 2025 and (y) the business day following the Short-Term Outside Date.

March 7, 2025 Amendments

On March 7, 2025, the Company entered a Sixteenth Amending Agreement (the “Sixteenth Amendment”) with Desjardins with respect to the Desjardins Credit Facility. The Sixteenth Amendment provided for, among other things, (i) the payment of certain deferred interest, repayment of Desjardins’ bridge loans and other payments under the Bridge Facility and the Desjardins Credit Facility upon the earlier of (x) the Short-Term Outside Date and (y) March 31, 2025, (ii) the increase of the minimum cash covenant under the Desjardins Credit Facility to $7,000,000, and (iii) extending the date by which failure to complete the Equity Financing would constitute a liquidity event to March 31, 2025. The Sixteenth Amendment also provides for a monthly payment by the Company to Desjardins of $125,000, which monthly fee is earned and payable on the first day of each month, until the Short-Term Outside Date, which must occur on or prior to March 31, 2025. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) January 2025 was postponed pursuant to the Sixteenth Amendment to the earlier of (x) the Short-Term Outside Date and (y) March 31, 2025.

In addition, on March 7, 2025, the Company entered into a Fourth Amending Agreement (the “Fourth Amendment”) amending the Bridge Facility. The Fourth Amendment provides for, among other things, the extension of the maturity date of the bridge loans to the earlier of (x) the business day following the Short-Term Outside Date, and (y) March 31, 2025.

March 31, 2025 Amendments

On March 31, 2025, the Company entered into a Seventeenth Amending Agreement (the “Seventeenth Amendment”) with Desjardins with respect to the Desjardins Credit Facility. The Seventeenth Amendment provides for, among other things, (i) the payment of certain deferred interest, repayment of Desjardins’ bridge loans and other payments under the Bridge Facility and the Desjardins Credit Facility upon the earlier of (x) the Short-Term Outside Date and (y) May 23, 2025, (ii) the decrease of the minimum cash covenant under the Desjardins Credit Facility to $1,800,000 after April 1, 2025, and (iii) extending the date by which failure to complete the Equity Financing would constitute a liquidity event to May 23, 2025. The Seventeenth Amendment also provides for a monthly payment by the Company to Desjardins of $125,000, which monthly fee is earned and payable on the first day of each month, until the Short-Term Outside Date, which must occur on or prior to May 23, 2025. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) January 2025 is postponed pursuant to the Seventeenth Amendment to the earlier of (x) the Short-Term Outside Date and (y) May 23, 2025.

In addition, on March 31, 2024, the Company entered into a Fifth Amending Agreement (the “Fifth Amendment”) amending the Bridge Facility. The Fifth Amendment provides for, among other things, the extension of the maturity date of the bridge loans to the earlier of (x) the Short-Term Outside Date, and (y) May 23, 2025.

Each of the Seventeenth Amendment and the Fifth Amendment require that the Company must produce a plan at the satisfaction of Desjardins and the Initial Bridge Lenders (as defined herein) regarding a refinancing, recapitalization or any suitable transaction no later than May 16, 2025. Each of the Fifth Amendment and the Seventeenth Amendment also provide that the failure to produce such plan by May 16, 2025 will constitute a liquidity event under the respective amendment.

Notice of Failure to Satisfy a Continued Listing Rule or Standard

As previously disclosed, effective February 6, 2025, the Company’s listing of its securities was transferred from the Nasdaq Global Market to the Nasdaq Capital Market. The Common Shares and publicly traded warrants continue to trade under the symbols “LDTC” and “LDTCW,” respectively. The Company requested such transfer in connection with its receipt of notifications from Nasdaq Stock Market (“Nasdaq”) indicating the Company had failed to comply with certain continued listing requirements for the Nasdaq Global Market. In connection with the transfer of our listing to Nasdaq Capital Market, we had either cured such deficiencies or met the applicable standards on the Nasdaq Capital Market and have been subject to robust Nasdaq Capital Market listing standards.

On March 19, 2025, the Company received a letter from the Listing Qualifications Department (the “Staff”) of Nasdaq indicating that, based upon the closing bid price of the Common Shares for the 30 consecutive business day period from February 4, 2025 through March 18, 2025, the Company did not meet the minimum bid price of US$1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The letter also indicated that the Company will be afforded a period of 180 calendar days, or until September 15, 2025 (the “Bid Price Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii).

In order to regain compliance with Nasdaq’s minimum bid price requirement, the Common Shares must maintain a minimum closing bid price of US$1.00 for at least ten consecutive business days during the Bid Price Compliance Period, at which time the Staff will provide the Company written confirmation of compliance with the minimum bid price requirement. In the event the Company does not regain compliance by the end of the Bid Price Compliance Period, the Company may be eligible for additional time to regain compliance. To qualify for additional time, the Company must (i) meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and (ii) provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Company may be granted an additional 180 calendar days to regain compliance. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency, or if the Company is not otherwise eligible for the additional cure period, Nasdaq will provide notice that the Common Shares will be subject to delisting.

Additionally, on March 31, 2025, the Company received a letter from the Staff indicating that, based upon the Company’s market value of listed securities (“MVLS”) for the 30 consecutive business day period from February 14, 2025 through March 28, 2025, the Company did not maintain the minimum MVLS of US$35,000,000 required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2). The Company will be afforded a period of 180 calendar days, or until September 29, 2025 (the “MVLS Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(C).

In order to regain compliance with Nasdaq’s minimum MVLS requirement, the minimum MVLS of the Common Shares must meet or exceed US$35,000,000 for a minimum of ten consecutive business days during the MVLS Compliance Period. In the event the Company does not regain compliance by the end of the MVLS Compliance Period, the Company will receive written notification that its securities are subject to delisting, which the Company may appeal to a hearings panel.

The Company intends to continue to monitor the closing bid price and the MVLS of its Common Shares between now and September 29, 2025, and will consider the various options available to the Company if its common shares do not trade at a level that is likely to regain compliance. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or the MVLS requirement, or maintain compliance with any of the other Nasdaq Capital Market continued listing requirements.

LeddarTech Announces First OEM Design Win for LeddarVision ADAS Solution

On February 3, 2025, LeddarTech announced that the Company has been selected by one of the world’s leading commercial vehicle OEMs (original equipment manufacturers) to be the fusion and perception software supplier for their ADAS program for 2028 model year vehicles.

LeddarVision stood out for its superior performance and efficiency in a multi-modal sensor system with both cameras and radars, and the ability to scale to various models and sensor configurations. LeddarTech revenue from this design win is expected to begin in 2025 for engineering services, with per-vehicle royalty revenue anticipated in late 2027. While project work is to commence immediately, the arrangement remains subject to the parties entering into definitive agreements.

Strategic Collaboration Agreement and Software License Agreement

On December 9, 2024, we announced that LeddarTech and Texas Instruments have entered into a strategic collaboration agreement and a software license agreement to enable a comprehensive, integrated platform solution for ADAS and AD markets.

The agreement outlines a total payment of US$9.89 million in advance royalties, with the potential for additional royalties over time. An initial payment of US$5.0 million was received by the Company on December 12, 2024. A subsequent payment of US$3.0 million was received on January 7th, 2025, following the completion of the demonstrator during the Consumer Electronics Show in Las Vegas. The final US$1.89 million will be contingent upon the execution of a client contract with an original equipment manufacturer (OEM).

The consideration received in advance from Texas Instruments was recorded as contract liability until the Company fulfils its related obligations.

Issuance of Common Shares Under the SEPA Agreement

As of May 12, 2025, we had issued 7,195,222 common shares under the SEPA agreement, generating net proceeds of US$11.3 million (CA$15.9 million). For more details, refer to “— Financing Transactions — Standby Equity Purchase Agreement” below.

Financial Highlights1

	Q2-2025	Q2-2024
Continuing Operations
Revenues	$238,914	$122,101
Loss from operations	(13,348,106)	(12,570,811)
Finance costs, net	2,710,512	4,741,236
Loss before income taxes	(15,948,479)	(17,221,982)
Net loss and comprehensive loss	(15,961,864)	(17,238,993)
Net loss and comprehensive loss attributable to Shareholders of the Company	(15,961,864)	(17,238,993)
Loss per share
Net loss per common share (basic and diluted) (in dollars)	(0.42)	(0.60)
Weighted average common shares outstanding (basic and diluted)	37,573,262	28,770,930
EBITDA (loss)(1)	(8,394,400)	..(14,011,179)
Adjusted EBITDA (loss)(1)	$(11,979,035)	$(8,729,399)

Discontinued Operations
Net loss and comprehensive loss and net loss and comprehensive loss attributable to Shareholders of the Company	$-	$(180,540)

	YTD Q2-2025	YTD Q2-2024
Continuing Operations
Revenues	$290,792	$174,101
Loss from operations	(26,566,811)	(76,483,797)
Finance costs, net	16,457,396	2,318,678
Loss before income taxes	(42,914,068)	(78,712,410)
Net loss and comprehensive loss	(42,927,588)	(78,729,421)
Net loss and comprehensive loss attributable to Shareholders of the Company	(42,927,588)	(78,427,109)
Loss per share
Net loss per common share (basic and diluted) (in dollars)	(1.24)	(4.87)
Weighted average common shares outstanding (basic and diluted)	34,508,393	16,110,444
EBITDA (loss)(1)	(27,192,988)	(74,302,161)
Adjusted EBITDA (loss)(1)	$(23,075,304)	$(17,301,971)

Discontinued Operations
Net income and comprehensive income and net income and comprehensive income attributable to Shareholders of the Company	$497,340	$866,129

1	EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

Key Factors Affecting LeddarTech’s Performance

Following our transition to the pure-play automotive software business model (“Pure Play business”), including the divestment of our modules and components businesses (“legacy businesses”), our revenues will no longer include revenues for the sale of LiDAR hardware and sensor components, and related servicing revenue. The revenues related to the legacy businesses $0 for Q2-2025 compared to $1.7 million for Q2-2024 and a total of $1.2 million for YTD Q2-2025 compared to $3.4 million for YTD Q2-2024.

Going forward, the Company’s financial position and results of operations will depend on our ability to raise additional capital in the immediate term and to a significant extent on our ability to (i) develop and expand commercial relationships with OEMs and Tier-1 suppliers, (ii) expand our ADAS market presence and benefit from regulatory mandates, (iii) leverage offroad vehicles and industrial markets and (iv) monetize potential for significant value in data collection. See “Item 4.B. Business Overview — Growth Strategies” and “Item 4.B. Business Overview — Business Model.” in the Company’s 2024 Annual Report. Key factor affecting our performance are expected to include the number and nature of commercial agreements we enter into with Tier 1 and Tier 2suppliers and OEMs, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions.

To the extent we are able to develop and expand our commercial relationships with Tier 1 and Tier 2 suppliers and OEMs, we anticipate that our future revenues will be primarily comprised of Non-Recurring Engineering services (“NRE”) revenues from completed Proof of Concept (“POC”) and Proof of Technology (“POT”) assessments, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions.

The Company has been subject to a covenant to maintain a minimum unencumbered cash balance (the “Minimum Cash Covenant”) of at least $5.0 million, reduced to $1.8 million, under the terms of the Desjardins Credit Facility, as more fully described below. In order for the Company to maintain compliance with the Minimum Cash Covenant, and for the Company’s anticipated financial resources to be sufficient to meet its capital requirements for the 12 months following the date hereof, the Company will need to raise additional capital, and if it raises an insufficient amount of capital, the Company will need to seek relief from its lenders and reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses. See “Item 3.D. Risk Factors — Risks Related to Our Business — LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways” as disclosed in the 2024 Annual Report.

Financing and Restructuring Activities

Potential Implementation of Cost Management Plan. As of March 31, 2025 the Company had a cash balance of approximately $9.2 million, of which approximately $9.2 million was unrestricted. As of May 8, 2025, we had a cash balance of approximately $4.1 million. Pursuant to the Seventeenth Amendment to the Desjardins Credit Facility, the minimum cash covenant was reduced to $1.8 million after April 1, 2025. For more details, refer to “— Recent Developments” above and to “— Financing Transactions — Desjardins Credit Facility” below. If we are not able to raise additional capital in the next several days, we will be in default under the Minimum Cash Covenant under the Desjardins Credit Facility. See “Item 3.D. Risk Factors — Risks Related to our Business — LeddarTech’s liquidity position will be further constrained by the requirement to maintain a minimum cash balance. If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations” in the Company’s 2024 Annual Report. Continued compliance with the terms of the Desjardins Credit Facility may require reaching an agreement with Desjardins to obtain further relief from the current Minimum Cash Covenant.

Additionally, as discussed under “— Recent Developments” above, pursuant to each of the Seventeenth Amendment and the Fifth Amendment, the Company must produce a plan satisfactory to Desjardins and the Initial Bridge Lenders regarding a refinancing, recapitalization or any other suitable transaction no later than May 16, 2025. The Company will need to raise substantial amounts of additional capital beyond the Bridge Facility, pursuant to the Equity Financing or otherwise. If we are unable to raise additional capital, we will not be able to remain in compliance with the covenants in our debt instruments or meet our debt service obligations. If we are successful in raising additional capital but in amounts insufficient to support normal business operations, we expect that the Company would need to implement a cost management plan as deemed necessary and appropriate so that it can manage compliance with the terms of any waiver or modified minimum cash balance requirement that it is able to negotiate with Desjardins. The Company would then have to maintain operating costs at targeted levels to ensure operating costs will not exceed anticipated available liquidity. Such cost management actions may include a reduction in product development activities (a key driver of our cash expenditures), as well as potentially significant reductions in staffing and bonuses. If the cost management plan is fully implemented, we expect to incur cash charges of up to approximately $3.3 million in connection with the implementation of the cost management plan, primarily related to severance expense related to headcount reduction. If the Company is not successful in raising additional capital and/or is unable to satisfy the Minimum Cash Covenant or to agree with Desjardins to a reduction in the Minimum Cash Covenant, the cash available may not be sufficient to fully implement the cost management plan. At the Company’s current liquidity levels, implementation of the cost management plan would not be practical because the immediate cash costs of implementing the plan would likely exceed the Company’s current cash balance, and therefore implementation of the plan would not provide any meaningful benefit to the Company.

If the Company were to be successful in raising additional capital, but in amounts not sufficient to fully execute on its business strategy, any implementation of the cost management plan would be expected to focus most of the Company’s resources (financial and human) on customer acquisition and design wins based on our existing software platform and the features we have released to date and less resources on continuous product improvement or new product development. Successfully executing on our operating and cost management plans and maintaining an adequate level of liquidity, however, will be subject to various risks and uncertainties, including how successful we are at achieving design wins and production contracts, our ability to manage expenses and the availability of additional sources of funding and/or ability to refinance existing funding. Our internal forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. We expect to continue to generate significant operating losses in the foreseeable future. See “— Subsequent Events” and “Item 3.D. Risk Factors — Risks Related to Our Business — LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.”, in the Company’s 2024 Annual Report.

Components of Statement of loss and comprehensive loss

Revenues.    Historically, our revenue has been generated from the sale of products LiDAR hardware and sensor components, and related servicing revenue. Following our transition to the pure-play automotive software business model, our revenues will no longer include revenues from these businesses (legacy businesses), and we expect our revenues to be primarily comprised of non-recurring engineering revenues, software sales based on unit sales, licensing fees and maintenance fees.

Gross Profit (Loss).    Gross profit (loss) represents our total revenues, less cost of sales, which historically have consisted of materials, equipment and salaries and related expenses. Following our transition to the pure-play automotive software business model, we expect our cost of goods sold to be primarily comprised of salaries and related expenses, data acquisition and storage fees.

Operating expenses.    Operating expenses have historically been comprised of selling, general and administrative, stock-based compensation and research and development costs. Following our transition to the pure-play automotive software business model, we expect our operating expenses to be comprised of the same items.

Other (income) costs.    Other (income) costs historically have been comprised of grant revenue and costs, finance costs and other income. Following our transition to the pure-play automotive software business model, we expect our Other (income) costs to be primarily comprised of the same items.

Results of Operations

Comparison of three-months and six-months ended March 31, 2025, and 2024

Revenues

			Change
	Q2-2025	Q2-2024	$	%
Services	238,914	122,101	116,813	95.7
Total	238,914	122,101	116,813	95.7

Total revenues are comprised mainly of service revenues which increased by $0.1 million in Q2-2025 compared to Q2-2024. Service revenues increased due to the completion of NRE projects. The revenues associated with the sale of LiDAR hardware and sensor components, and related servicing revenue is reclassified as discontinued operations in the unaudited interim condensed consolidated statement of loss and comprehensive loss. The revenues related to the legacy businesses represented $0 for Q2-2025 compared to $1.7 million for Q2-2024.

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Services	290,792	174,101	116,691	67.0
Total	290,792	174,101	116,691	67.0

Total revenues are comprised mainly of service revenues which increased by $0.1 million for YTD Q2-2025 compared to YTD Q2-24 due to the completion of NRE projects. The revenues associated with the sale of LiDAR hardware and sensor components, and related servicing revenue is reclassified as discontinued operations in the unaudited interim condensed consolidated statement of loss and comprehensive loss. The revenues related to the legacy businesses represented $1.2 million for YTD Q2-2025 compared to $3.4 million for YTD Q2-2024.

Operating expenses

			Change
	Q2-2025	Q2-2024	$	%
Marketing and product management	1,299,610	1,125,517	174,093	15.5
Selling	507,150	890,138	(382,988)	(43.0)
General and administrative	4,876,177	5,502,593	(626,416)	(11.4)
Research and development costs	5,870,423	1,725,077	4,145,346	240.3
Stock-based compensation	1,033,660	2,803,357	(1,769,697)	(63.1)
Transaction costs	-	646,230	(646,230)	(100.0
Total	13,587,020	12,692,912	894,108	7.0

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Marketing and product management	2,252,251	2,324,004	(71,753)	(3.1)
Selling	902,568	1,642,642	(740,074)	(45.1)
General and administrative	9,654,615	9,922,830	(268,215)	(2.7)
Research and development costs	11,335,819	4,402,766	6,933,053	157.5
Stock-based compensation	2,712,350	(3,181,893)	5,894,243	185.2
Listing expenses	-	59,139,572	(59,139,572)	(100.0)
Transaction costs	-	2,407,977	(2,407,977)	(100.0)
Total	26,857,603	76,657,898	49,800,295	(65.0)

Marketing and product management

For Q2-2025, marketing and product management expenses were $1.3 million compared to $1.1 million for Q2-2024. The increase of $0.2 million or 15.5% as compared to Q2-2024 is primarily attributable to higher salaries and related costs of $0.2 million, higher tradeshow and exhibition costs of $0.1 million, offset by lower subscription fees of $0.1 million.

Marketing and product management expenses remained flat at $2.3 million for YTD Q2-2025 and YTD Q2-2024, respectively.

Selling

For Q2-2025, selling expenses were $0.5 million compared to $0.9 million for Q2-2024. The decrease of $0.4 million or 43.0% as compared to Q2-2024 is primarily attributable to lower salaries and related costs.

For YTD Q2-2025, selling expenses were $0.9 million compared to $1.6 million for YTD Q2-2024. The decrease of $0.7 million or 45.1%, as compared to YTD Q2-2024, is primarily attributable to lower salaries and related costs of $0.5 million and lower consulting services of $0.3 million.

General and administrative

For Q2-2025, general and administrative expenses were $4.9 million compared to $5.5 million for Q2-2024. The decrease of $0.6 million or 11.4% as compared to Q2-2024 is primarily attributable to lower salaries and related costs of $0.3 million and lower professional services costs of $0.3 million.

For YTD Q2-2025, general and administrative expenses were $9.7 million compared to $9.9 million for YTD Q2-2024. The decrease of $0.3 million or 2.7% as compared to YTD Q2-2024 is primarily attributable to lower professional services fees of $1.2 million offset by higher director fees of $0.3 million, recruiting fees of $0.1 million, insurance costs of $0.4 million and higher IT expenses of $0.2 million.

Research and development costs

Research and development costs were $5.9 million for Q2-2025 compared to $1.7 million in Q2-2024. The increase of $4.1 million or 240.3% is primarily attributable to development costs which are no longer capitalized. In 2024, the Company capitalized product development costs based on management’s judgement of market potential and its technical and financial ability to complete commercialization. During Q2-2025, these costs no longer meet the criteria for capitalization and the company expensed all applicable costs.

YTD Q2-2025, research and development costs were $11.3 million compared to $4.4 million in YTD Q2-2024. This increase of $6.9 million or 157.5% is primarily attributable to the development costs which are no longer capitalized. Higher research and development costs for YTD Q2-2025, as compared to YTD Q2-2024 is offset by lower amortization of intangible assets of $0.2 million and higher tax credits of $0.1 million.

Stock-based compensation

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continued in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed 5,000,000 shares at any time. The Plan provides for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

For Q2-2025, the stock-based compensation expense was $1.0 million compared to $2.8 million for Q2-2024. This decrease of $1.8 million or 63.1% in Q2-2025 as compared to Q2-2024 is primarily due to a lower stock-based compensation expense in Q2-2024 relating to awards granted upon adoption of the Plan and initial grant in Q2-2024.

For YTD Q2-2025, the stock-based compensation expense was $2.7 million compared to $(3.2) million for YTD Q2-2024. This increase of $5.9 million or 185.2% in YTD Q2-2025 as compared to YTD Q2-2024 is primarily due to a lower stock-based compensation expense in YTD Q2-2024. During YTD Q2-2024, we recorded a gain on modification of stock options of $6.0 million which was offset by stock-based compensation expense of $1.7 million relating to awards granted upon adoption of the Plan and initial grant in Q2-2024.

For additional information of stock-based compensation, refer to Notes 3 and 9 of the Q2-2025 interim condensed consolidated financial statements.

Listing expenses

Listing expenses for YTD Q2-2025 was $0 compared with $59.1 million for YTD Q2-2024. Listing expenses were related to the Business Combination and represents the difference between the fair value of the Common Shares and Class A Non-Voting Special Shares issued to the shareholder of Prospector, net of the fair value of the assets acquired and liability assumes, which includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. For additional information, refer to Note 3 of the Q2-2025 interim condensed consolidated financial statements.

Transaction costs

Transaction costs for were $0 for YTD Q2-2025 as compared to $2.4 million for YTD Q2-2024. Transaction fees were related to the Business Combination. For additional information, refer to Note 3 of the Q2-2025 interim condensed consolidated financial statements.

Other (income) costs

Other (income) costs are composed of finance costs, net of finance income.

For Q2-2025, the finance costs, net, were $2.7 million as compared to finance costs of $4.7 million. These variations were primarily due to the following;

			Change
	Q2-2025	Q2-2024	$	%
Interest expense (income)	7,313,673	2,903,613	4,410,060	151.9
Loss (gain) on revaluation of financial instruments carried at fair value	(4,612,632)	1,884,686	(6,497,318)	(344.7)
Other	9,471	(47,063)	56,534	120.1
Finance (income) costs, net	2,710,512	4,741,236	(2,030,724)	(42.8)

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Interest expense (income)	15,031,741	3,660,262	11,371,479	310.7
Loss (gain) on revaluation of financial instruments carried at fair value	(2,224,143)	(1,078,597)	(1,145,546)	(106.2)
Other	3,649,798	(262,987)	3,912,785	1,487.8
Finance (income) costs, net	16,457,396	2,318,678	14,138,718	609.8

●	Interest expenses:

o	The increase of $4.4 million or 151.9% in Q2-2025 as compared to Q2-2024 was mainly due to the higher interest expense on the term loan, convertible notes and bridge loan of $2.8 million, non-capitalized financing costs of $0.6 million and lower capitalized borrowing costs of $1.6 million and costs related to the issuance of shares under the SEPA of $0.1 million offset by lower interest on the credit facility of $0.7 million.

o	Interest expense for YTD Q2-2025 increased by $11.4 million, compared to YTD Q2-2024, mainly due to the interest expense on term loan, convertible notes and bridge loans of $6.1 million, non-capitalizable financing costs related to the bridge loan of $1.3 million, costs related to the issuance of shares under the SEPA of $0.6 million and reduction of capitalized borrowing costs of $3.9 million and lower interest expense on the credit facility of $0.8 million. Refer to “Liquidity and Capital Resources” section for more details.

●	Loss (gain) on revaluation of instruments carried at fair value:

o	The gain on revaluation of instruments carried at fair value of $4.6 million for Q2-2025 was mainly attributable to the gain on extinguishment of the bridge loan of $6.9 million, gain on remeasurement of the warrant liability of $1,0 million, gain on remeasurement of conversion option of $0.6 million offset by a loss on remeasurement of bridge loan of $3.8 million compared to losses on remeasurement of the warrant liability and conversion option in Q2-2024 of $1.4 million and $0.5 million, respectively.

o	The gain of $2.2 million on revaluation of financial instruments carried at fair value for YTD Q2-2025 was mainly attributable to the gain on extinguishment of the bridge loan of $10.0 million offset by loss on the remeasurement of the bridge loan, warrant liability and conversion options of $7.9 million compared with a gain on revaluation of conversion options of $2.2 million offset by loss on remeasurement of warrant liabilities of $1.2 million in YTD Q2-2024.

●	Other:

o	The increase in the other expense of $3.9 million for YTD Q2-2025 compared to Q2-2024 was mainly due to an unfavorable foreign exchange impact of $3.6 million and lower gain on lease modification in YTD Q2-2025 of $0.2 million. Refer to Note 12 of the Q2-2025 interim condensed consolidated financial statements for more details.

Net Loss and comprehensive loss from continuing operations

			Change
	Q2-2025	Q2-2024	$	%
Net loss and comprehensive loss	(15,961,864)	(17,238,993)	1,277,129	(7.4)

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Net loss and comprehensive loss	(42,927,588)	(78,729,421)	35,801,833	(45.5)

For Q2-2025, the net loss and comprehensive loss from continuing operations was $16.0 million compared to a net loss of $17.2 million for Q2-2024. The decrease in net loss of $1.3 million or 7.4% as compared to Q2-2024 is primarily attributable to the following elements:

●	the increase in operating expenses of $0.9 million, mainly due to higher research and development costs and marketing and product management costs offset by lower selling expenses, general and administrative expenses, transaction costs and stock-based compensation expense; further offset by

●	the decrease in finance costs of $2.0 million, mainly due to a gain on extinguishment of the bridge loan and lower interest expense on the credit facility offset by higher interest expense on the term loan, bridge loan and convertible notes, change in fair value of financial instruments and lower capitalized borrowing costs.

For YTD Q2-2025, the net loss and comprehensive loss from continuing operations was $43.0 million compared to a net loss of $78.7 million for YTD Q2-2024. The decrease of $35.8 million or 45.5% as compared to YTD Q2-2025 is primarily attributable to the following elements:

●	the decrease in operating expenses of $49.8 million, mainly due to lower listing expenses, transaction costs, marketing and product management, selling expenses and general and administrative expenses offset by higher research and development costs and stock-based compensation expense; further offset by

●	the increase of finance costs of $14.1 million, mainly due to higher interest expenses, a loss on revaluation of financial instruments carried at fair value of $7.9 million offset by a gain on extinguishment of bridge loan of $10.1 million compared with a gain on revaluation of financial instruments in YTD Q2-2024 of $1.1 million, foreign exchange losses and lower capitalized borrowing costs.

Refer to sections entitled “Operating expenses” and “Other (income) costs” for more details.

EBITDA and Adjusted EBITDA, net

			Change
	Q2-2025	Q2-2024	$	%
Net loss from continuing operations	(15,961,864)	(17,238,993)	1,277,129	(7.4)
Income taxes	13,385	17,011	(3,626)	(21.3)
Depreciation of property and equipment	146,882	91,626	55,256	60.3
Depreciation of right-of-use assets	186,356	35,316	151,040	427.7
Amortization of intangible assets	(92,832)	180,248	(273,080)	(151.5)
Interest expense (income)	7,313,673	2,903,613	4,410,060	151.9
EBITDA (loss) from continuing operations	(8,394,400)	(14,011,179)	5,616,779	(40.1)
Foreign exchange loss (gain)	(5,663)	(13,188)	7,525	(57.1)
Loss (gain) on revaluation of financial instruments carried at fair value	(4,612,632)	1,884,686	(6,497,318)	(344.7)
Gain on lease modification	-	(39,305)	39,305	(100.0)
Stock-based compensation	1,033,660	2,803,357	(1,769,697)	(63.1)
Transaction costs	-	646,230	(646,230)	(100.0)
Adjusted EBITDA (loss) from continuing operations	(11,979,035)	(8,729,399)	(3,249,636)	37.2

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Net loss from continuing operations	(42,927,588)	(78,729,421)	35,801,833	(45.5)
Income taxes	13,520	17,011	(3,491)	(20.5)
Depreciation of property and equipment	317,859	281,265	36,594	13.0
Depreciation of right-of-use assets	299,178	143,681	155,497	108.2
Amortization of intangible assets	72,302	317,360	(245,058)	(77.2)
Interest expense (income)	15,031,741	3,667,943	11,363,797	309.8
EBITDA (loss) from continuing operations	(27,192,988)	(74,302,161)	47,109,172	(63.4)
Foreign exchange loss (gain)	3,629,477	(80,903)	3,710,380	(4,586.2)
Loss (gain) on revaluation of financial instruments carried at fair value	(2,224,143)	(1,078,597)	(1,145,546)	(106.2)
Gain on lease modification	-	(205,966)	205,966	(100.0)
Stock-based compensation	2,712,350	(3,181,893)	5,894,243	185.2
Listing expense	-	59,139,572	(59,139,572)	(100.0)
Transaction costs	-	2,407,977	(2,407,977)	(100.0)
Adjusted EBITDA (loss) from continuing operations	(23,075,304)	(17,301,971)	(5,773,334)	33.4

For Q2-2025, the EBITDA (loss) was $8.4 million compared to an EBITDA (loss) of $14.0 million for Q2-2024. This decrease in EBITDA (loss) of $5.6 million or 40.1% as compared to Q2-2024 is primarily attributable to the decrease in net loss from continuing operations of $1.3 million as compared to Q2-2024 due to higher research and development expenses as we no longer capitalize development costs beginning FY2025 and higher interest expense offset by the gain on revaluation of financial liabilities carried at fair value. For YTD Q2-2025, the EBITDA (loss) from continuing operations was $27.2 million compared to an EBITDA (loss) from continuing operations of $74.3 million. The decrease of EBITDA (loss) of $47.1 million was due to the decrease in listing fees and transaction costs which were incurred in 2024 as a result of the acquisition offset by an increase in research and development expenses as we no longer capitalize development costs beginning in FY2025 as well as the gain on revaluation of financial instruments carried at fair value.

For Q2-2025, the adjusted EBITDA (loss) was $12.0 compared with an Adjusted EBITDA (loss) of $8.7 million for Q2-2024. The increase in adjusted EBITDA loss for Q2-2025, as compared to Q2-2024 is as a result of higher research and development expenses. For YTD Q2-2025, the Adjusted EBITDA (loss) was $23.1 million compared to an Adjusted EBITDA (loss) of $17.3 million for YTD Q2-2024. This increase of Adjusted EBITDA (loss) of $5.8 million or 33.6% in YTD Q2-2025 as compared to YTD Q2-2024 is primarily attributable to higher research and development expenses. During the six months ended March 31, 2025, development costs no longer meet the criteria for capitalization and we expensed all applicable costs.

Net Income (loss) from Discontinued Operations

			Change
	Q2-2025	Q2-2024	$	%
Net loss and comprehensive loss from discontinued operations	-	(180,540)	180,540	(100.0)

For Q2-2025, net income from discontinued operations was $0 compared to a net loss of $0.2 million for Q2-2024 primarily attributable to the completion of the closure of the module operations. Refer to Note 4 in the Q2-2025 unaudited interim condensed consolidated financial statements for more details.

Net Income from Discontinued Operations

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Net income and comprehensive income from discontinued operations	497,340	866,129	368,789	(42.6)

For YTD Q2-2025, net income from discontinued operations was $0.5 million compared to a net income of $0.9 million for YTD Q2-2024 primarily attributable to the completion of the closure of the module operations. Refer to Note 4 in the Q2-2025 unaudited interim condensed consolidated financial statements for more details.

Selected Financial Position Information

The following table presents selected financial information from the consolidated unaudited condensed consolidation statements of financial position as of March 31, 2025, and September 30, 2024.

	March 31, 2025	September 30, 2024
Total assets	22,970,573	18,927,222
Current financial liabilities
Bridge loan	15,086,759	9,913,619
Credit facility	29,361,336	-
Non-current financial liabilities
Long-term debt	60,918,391	79,306,811
Government grant liabilities	900,779	789,127
Total	61,819,170	80,095,938

The increase in total assets of $4.0 million from September 30, 2024 to March 31, 2025 is mainly attributable to the increase in cash of $3.9 million, increase in prepaid expenses of $0.8 million and prepaid financing fees of $0.3 million, partially offset by a decrease in inventories of $0.5 million and decrease in property and equipment and right-of-use assets of $0.3 million and $0.4 million, respectively. Refer to the “Liquidity and Capital Resources” section for more details on cash variations.

The increase of current financial liabilities of $34.6 million from September 30, 2024, to March 31, 2025, is attributable to the increase in the bridge loan financing of $5.2 million and the reclassification of the credit facility balance of $29.4 million from non-current liabilities to current liabilities. The decrease of non-current financial liabilities of $18.4 million from September 30, 2024, to March 31, 2025, is attributable to the reclassification of the credit facility ($29.4 million) to current liabilities, offset by an increase in the credit facility of $1.1 million, increase in convertible loans of $7.9 million and an increase in the term loan of $1.9 million. Refer to the “Liquidity and Capital Resources” section for more details.

Liquidity and Capital Resources

Summary of the Consolidated Statements of cash Flows

Comparison of six-month periods Ended March 31, 2025, and 2024

			Change
	YTD Q2-2025	YTD Q2-2024	$	%
Net cash flows related to operating activities	(14,807,373)	(32,271,562)	17,464,189	(54.1)
Net cash flows related to investing activities	(165,133)	(4,885,976)	4,720,843	(96.6)
Net cash flows related to financing activities	18,915,053	46,575,384	(27,660,331)	(59.4)
Effect of foreign exchange on cash	-	(151,092)	151,092	(100.0)
Net increase (decrease) in cash	3,942,547	9,266,754	(5,324,207)	(57.5)
Cash, beginning of year	5,269,084	5,056,040	213,044	4.2
Cash, end of period	9,211,631	14,322,794	(5,111,164)	(35.7)

Operating Activities

For YTD Q2-2025, net cash outflows related to operating activities were $14.8 million, compared to $32.3 million for YTD Q2-2024. The decrease of $17.5 million or 54.1% in net cash outflows related to operating activities was primarily due to the favorable net change in non-cash working capital of $8.2 million during YTD Q2-2025 compared to the unfavorable net change in non-cash working capital of $15.5 million in YTD Q2-2024, a higher net loss and comprehensive loss, excluding non-cash items, of $23.0 million for YTD Q2-2025 compared to $16.8 million for YTD Q2-2024.

Investing Activities

For YTD Q2-2025, net cash outflows related to investing activities were $0.2 million compared to $4.9 million for YTD Q2-2024. The decrease of net cash flows related to investing activities of $4.7 million or 96.6% is primarily due to lower intangible asset additions offset by lower R&D tax credits received of $1.5 million.

Financing Activities

For YTD Q2-2025, net cash inflows related to financing activities were $18.9 million compared to $46.6 million for YTD Q2-2024. This decrease of $27.7 million is primarily due to a higher cash inflow in FY2024 from proceeds from the issuance of convertible notes, net of debt issuance costs, of $29.5 million and the cash acquired from a reverse asset acquisition of $19.5 million received compared with net proceeds from bridge loan of $3.8 million and cash received from the sale of shares under the SEPA agreement of $16.0 million in YTD Q2-2025. Refer to Note 3, 5, 6 and 8 of our Q2-2025 unaudited interim condensed consolidated financial statements for more details.

Liquidity and capital management

Since inception, LeddarTech has incurred cumulative losses from operations and negative cash flows from operating and investing activities and had an accumulated deficit of $685.8 million as of March 31, 2025 primarily driven by our investments in research and development activities, including fusion perception technologies, and our operating costs supporting our discontinued modules and components business. LeddarTech realized net losses of $16.0 million for Q2-2025 and of $42.9 million for YTD Q2-2025.

For YTD Q2-2025, LeddarTech had net cash outflows related to operating activities amounting to $14.8 million and a net cash outflow from investing activities of $0.2 million offset by net cash inflows from financing activities of $18.9 million. LeddarTech expects to continue to realize net losses and net negative cash flows from operations in the near term. LeddarTech’s principal sources of liquidity have been the issuance of equity, convertible notes and loans from third parties.

As of March 31, 2025, LeddarTech had total liabilities of $134.9 million, including $12.7 million in accounts payable, $11.5 million in contract liabilities, $15.1 million outstanding on the Bridge Facility, $12.7 million outstanding on the Desjardins Term Loan (as defined herin), $29.4 million outstanding on credit facilities, $48.2 million outstanding on the PIPE Convertible Notes, $1.5 million of convertible warrants, $2.0 million of lease liabilities, $1.8 million of government grant liabilities and total shareholders’ deficiency (total assets less total liabilities) of $111.9 million. For more details, refer to “Financing Transactions” and to Note 5 of LeddarTech’s Q2-2025 consolidated financial statements.

Results of Business Combination and PIPE Financing

On January 5, 2023, Prospector held an extraordinary general meeting at which Prospector’s shareholders approved amendments to Prospectors Amended and Restated Memorandum and Articles of Association to extend the date by which Prospector must complete a business combination from January 12, 2023 to December 31, 2023. In connection with this meeting, shareholders holding an aggregate of 30,305,944 Prospector’s Class A Shares, representing approximately 93.2% of the Prospector Class A Shares then outstanding, exercised their right to redeem their shares for $10.15 per share, for a total of approximately $307.6 million paid from Prospector’s Trust Account, leaving approximately $22.3 million in the Trust Account after such redemption.

On December 21, 2023, holders of an aggregate of 855,440 Prospector Class A Shares, representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, for a total of approximately US$9.3 million paid from Prospector’s Trust Account, leaving approximately US$14.6 million in the Trust Account after such redemption.

 As a result of consummation of the Business Combination and accounting for the foregoing redemption payments and receipt of funds from Trust Account, we received approximately $0.9 million in net proceeds from the Business Combination after accounting for our payment of approximately $5.3 million of transaction costs. We also received aggregate proceeds of approximately US$44.0 million from the PIPE Financing between June 12, 2023, when the Business Combination Agreement was entered into, and December 21, 2023, when the Business Combination was completed. See “ — PIPE Financing” below.

Need for Additional Capital

The Company has limited sources of liquidity. As of March 31, 2025, the Company had a cash balance of $9.2 million, which had been reduced to $4.1 million on May 8, 2025. Pursuant to the Desjardins Credit Facility, as amended as described below, the Company is required to maintain a minimum cash balance of $1.8 million at all times after April 1, 2025. If we are not able to raise additional capital in the next several days, we will be in default under this minimum cash covenant. See “Financing Transactions – Desjardins Credit Facility” below.

In order to address its near-term liquidity needs, in August 2024 the Company entered into the Bridge Facility. The Bridge Facility was intended to support the Company’s ability to satisfy its near-term liquidity needs while the Company continued to progress its discussions, including with certain potential strategic investors, to secure the Equity Financing.

On December 9, 2024, the Company and Texas Instruments Incorporated (“Texas Instruments”) entered into a strategic collaboration agreement and software license agreement, to enable a comprehensive, integrated platform solution for ADAS and AD markets through a combined offering featuring the Company’s LeddarVision AI-based low-level sensor fusion and perception stack pre-integrated and validated on Texas Instruments’ TDA4 and TDA5 scalable portfolio of System-on-Chip (SoC) and Accelerators (the “Combined Offering”). Under the software license agreement, TI agreed to make advanced royalty payments to catalyze joint commercialization (the “TI Pre-paid Royalty Fee”) in the aggregate amount of US$9.89 million. The Company received the first installment of the TI Pre-paid Royalty Fee on December 12, 2024, in the amount of US$5.0 million. On January 7, 2025, in connection with the demonstration of the Company’s LeddarVision Surround (LVS-2+) software utilizing Texas Instruments’ TDA4VH-Q1 processor, the Company received the second installment of the TI Pre-paid Royalty Fee in the amount of US$3.0 million, for a total of US$8.0 million received to date. The remaining US$1.89 million is to be paid by Texas Instruments to the Company within five days of the execution of an agreement with a customer for the Combined Offering.

The Company will need to raise substantial amounts of additional capital in addition to the Bridge Facility, the TI Pre-paid Royalty fee, pursuant to the Equity Financing or otherwise. If the Company is unable to raise additional capital in the next several days, it will be in default with the the Minimum Cash Covenant under the Desjardins Credit Facility. If the Company were to be successful in raising additional capital, but in amounts insufficient to support its normal operations, the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the Minimum Cash Covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

●	delaying our ability to timely deliver operational software solutions to our target customers;

●	impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

●	restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

●	delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

●	further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses. If the cost management plan is fully implemented, we expect to incur cash charges of up to approximately $3.3 million in connection with the implementation of the cost management plan, primarily related to severance expense related to headcount reduction. At the Company’s current liquidity levels, implementation of a cost management plan would not be practical because the immediate cash costs of implementing the plan would likely exceed the Company’s current cash balance, and therefore implementation of the plan would not provide any meaningful benefit to the Company.

Pursuant to amendments to the Desjardins Credit Facility, the Minimum Cash Covenant has been reduced to $1.8 million. Unless we are able to raise additional capital in the next several days, LeddarTech will be unable to comply with the Minimum Cash Covenant, absent an agreement by the lender to further amend, waive or otherwise provide relief from the Minimum Cash Covenant. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such Minimum Cash Covenant, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $128 million aggregate principal amount of indebtedness of LeddarTech (including the Desjardins Term Loan, the IQ Credit Facilities, the PIPE Convertible Notes and the Bridge Facility) plus payment in kind (PIK) interest accrued on the PIPE Convertible Notes would also be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Financing Transactions

Set forth below is a summary description of recent financing transactions. Refer to Note 5, 6 and 8 of LeddarTech’s Q2-2025 unaudited interim condensed consolidated financial statements for more details.

Bridge Financing

In order to meet its near-term liquidity needs, on August 16, 2024, the Company, as borrower, and VayaVision, as guarantor, entered into the Bridge Facility (as amended by a First Amending Agreement, dated October 11, 2024, a Second Amending Agreement, dated December 6, 2024, a Third Amending Agreement, dated February 2, 2025, a Fourth Amending Agreement, dated March 7, 2025 and a Fifth Amending Agreement, dated March 31, 2025,) with Desjardins, FS LT Holdings II LP, an affiliate of one of our principal shareholders (“FS”), and Investissement Québec (“IQ,” and collectively with Desjardins and FS, the “Initial Bridge Lenders”), and certain members of management and the board of directors (collectively with the Initial Bridge Lenders, the “Bridge Lenders”) pursuant to which the Bridge Lenders agreed to lend to the Company the aggregate of up to US$9.0 million bridge loans (the “Bridge Loans”) in order to meet the Company’s near-term obligations while the Company continues to seek to close the Equity Financing.

In connection with the Bridge Facility, an affiliate of FS converted US$1.5 million aggregate principal amount of its PIPE Convertible Notes into Common Shares of the Company at a conversion price of US$2.00 per share. In addition, pursuant to the terms of the Bridge Facility, FS and IQ will have the right, but not the obligation, to convert their Bridge Loan into Common Shares at a conversion price of US$5.00 per share.

The Bridge Facility is comprised of two tranches, with the first tranche in the amount of US$6.0 million funded in equal amounts by the Initial Bridge Lenders on August 19, 2024, and the second tranche in the amount of US$3.0 million funded in equal amounts by the Initial Bridge Lenders on October 15, 2024. The second tranche of the Bridge Facility was conditioned on the absence of a default under the Bridge Loans and the receipt by the Company of a commitment, in form and substance satisfactory to the Bridge Lenders, from a strategic investor to invest a minimum amount of US$5.0 million in the Equity Financing. The second tranche included Bridge Loans in an aggregate amount of approximately US$334,000 from certain members of management and the board of directors.

Amounts outstanding under the Bridge Loans bear interest at the US base rate (currently 9.0%), plus 4.0%. Interest under the Bridge Loans is to be capitalized monthly (instead of being payable in cash) and added to the outstanding principal amount of the Bridge Loans. The Bridge Loans had a maturity date of November 15, 2024, since extended by the Fifth Amending Agreement to to the earlier of (i) May 23, 2025 and (ii) the Business Day following the Short-Term Outside Date.

Upon the occurrence of any “liquidity event” under the Bridge Facility, the Company must give notice to the Bridge Lenders and, within two business days from the date of the liquidity event, repay all outstanding principal amounts under the Bridge Loans and pay all other amounts owing to the Bridge Lenders under the Bridge Facility. A “liquidity event” under the Bridge Facility includes failure to complete the Equity Financing by May 23, 2025 and failure to provide to the Initial Bridge Lenders a plan regarding a refinancing, recapitalization or any other suitable transaction by May 16, 2025. Such events are also liquidity events under the Desjardins Credit Facility. We have engaged a financial advisor to do a comprehensive review of the options that are available to the Company. We are currently exploring all alternatives to secure the financing necessary to comply with the covenants in our debt arrangements and to continue to pursue our strategic goals. However, at this time, we are not expecting to be able to complete the Equity Financing or to produce a plan to the satisfaction of all our lenders on a timely basis. See “Item 3.D. Risk Factors — Risks Related to Our Business. Upon the occurrence of a “liquidity event” under the Desjardins Credit Facility, including the failure to complete the Equity Financing by January 31, 2025, the Company would be obligated to repay all amounts under the Desjardins Credit Facility, and investors could lose all or a substantial part of their investment." in the 2024 Annual Report.

The approximately US$6.0 million of Bridge Loans funded by IQ and FS were issued at a 25% original issue discount (meaning that US$8.0 million of Bridge Facility debt issued by the Company in exchange for US$6.0 million in gross proceeds), provided, however, that no interest would accrue or be payable in respect of the amount of original issue discount.

Upon completion of one or more Equity Financing transactions generating gross proceeds of not less than US$35.0 million (including Common Shares sold pursuant to the SEPA, the TI Pre-paid Royalty Fee and the conversion described below of approximately US$6.0 million of Bridge Loans into equity):

●	FS and IQ would be obligated to convert their Bridge Loans (including the amount of the original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing

●	The Company would be obligated to repay (i) first, to Desjardins, in respect of its Bridge Loan, the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Bridge Facility and (ii) second, to Desjardins, as lender under the Desjardins Credit Facility, any amount then payable under the existing Desjardins Credit Facility, including amendment fees, deferred interest and monthly fees, with the aggregate cash payment to Desjardins under the Bridge Facility and the Desjardins Credit Facility estimated to be approximately $7.1 million, assuming completion of the Equity Financing on January 31, 2025. An additional $875,000 would be capitalized and added to the principal balance of the existing $30 million term loan under the Desjardins Credit Facility (the “Desjardins Term Loan”).

In the event the Company raises less than US$35.0 million in one or more Equity Financing transactions, FS and IQ would each have the right, but not the obligation, to convert their Bridge Loans (including the amount of original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing.

The Bridge Facility contains certain affirmative and negative covenants, including without limitation, those set forth below:

●	Provision to the Bridge Lenders of certain information, including updates on the status of the Equity Financing.

●	Limitations on debt incurrence, investments, dividends, repayments on the PIPE Convertible Notes or on the IQ Loan Agreement, amendments to the License Agreement and the Collaboration Agreement with Texas Instruments, any other agreements with Texas Instruments, certain license grants, liens, asset dispositions and capital expenditures

●	Provision to the Initial Bridge Lenders of a copy of a plan regarding a refinancing, recapitalization or any other suitable transaction, to the satisfaction of the Initial Bridge Lenders; as discussed above, failure to provide a copy of such plan by May 16, 2025 is a liquidity event that would trigger the Company's obligation to repay the Bridge Loans.

See “Item 5. Operating and Financial Review and Prospects – Liquidity and Capital Management – Financing Transactions” in the Company’s 2024 Annual Report and “– Recent Developments – Amendments to Credit Facility and Bridge Financing Offer” above for a description of the Bridge Facility and amendments to the Bridge Facility.

The Company has agreed to grant to the Bridge Lenders a first ranking hypothec and, if applicable, security interest on the universality of each of the Company’s and VayaVision’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Company and VayaVision under the Bridge Facility.

IQ Credit Facilities

On January 23, 2020, the Company entered into a non-interest bearing loan agreement with IQ (the “PRSI”) providing for a loan of up to $19.8 million. The PRSI was then amended by (i) an amendment agreement executed as of March 30, 2021 and (ii) an amendment agreement dated June 12, 2023 (the “PRSI Amendment” and together with the PRSI, the “IQ Loan Agreement”) pursuant to which, inter alia, the loan was transformed into an interest-bearing loan (pay-in-kind interest at 12.0% per annum) and the amount available was reduced to approximately $19.3 million. In connection with this amendment, IQ’s hypothec on the universality of the Company’s assets was subordinated to that of Desjardins and the PIPE Investors. The loan is repayable in 42 equal monthly payments (including capitalized interest) starting after the moratory period ending on September 30, 2026. Interest accrues on the IQ Loan Agreement from the date of the PRSI Amendment at a rate of 12% per year which will be capitalized until the end of the aforementioned moratory period. As of March 31, 2024, there was $23.8 million outstanding under the loan.

In conjunction with the IQ Loan Agreement the Company issued 13,890 warrants in FY2021 to IQ with a strike price of $138.68, based on the total amount drawn as at September 30, 2021. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants. These warrants met the definition of a derivative liability and were therefore recorded at fair value. Once the warrants were issued to IQ, they met the fixed-for-fixed criteria for classifying financial instruments as equity since the warrants were settleable in a fixed number of Class C preferred shares at a fixed price per share. Upon each warrant issuance that was fully vested during the year ended September 30, 2021, the respective derivative warrant liability amount was reclassified to equity for an amount of $670,703. Refer to note 15, Warrants, of LeddarTech’s annual audited consolidated financial statements (restated) for FY2022 for more details.

The IQ Loan Agreement contains certain affirmative and negative covenants and default provisions, including, without limitation, those set forth below:

●	Provision of annual audited consolidated financial statements, one-year projected financial statements annually, quarterly unaudited financial statements and an annual report from the independent auditors regarding certain expenses and related financing activities.

●	Limitations on debt incurrence, liens, asset dispositions and asset locations.

●	Obligation to maintain its core operations and intellectual property related to the project financed with the IQ Loan Agreement LiDAR development) in the Province of Québec.

●	Cross default in respect of obligations in excess of $100,000.

The Company granted to IQ, as lender under the IQ Loan Agreement, a hypothec of $23.76 million over the universality the Company’s movable assets, present and future, ranking after the security of Desjardins (as defined below) and of the PIPE Investors.

On May 1, 2023, the Company entered into a secured temporary bridge loan with IQ (the “IQ Bridge Loan”) pursuant to which IQ extended to the Company a temporary term loan in an aggregate principal amount of $5.0 million disbursable in multiple tranches. As of June 12, 2023, an amount of $3.75 million had been disbursed. An amount equal to approximately $3.8 million representing the capital, interest, fees and other amounts owing by the Company to IQ under the IQ Bridge Loan was repaid in full on June 12, 2023 with PIPE Financing proceeds received at the completion of Tranche A and the IQ Bridge Loan and all security therefore were terminated.

Desjardins Credit Facility

On April 5, 2023, the Company, as borrower, and VayaVision, as guarantor, entered into the Desjardins Credit Facility with Desjardins. The Desjardins Credit Facility amended and restated an existing financing offer originally entered into in January 2020, as subsequently amended and restated and further amended, and under which the Company had borrowed $30.0 million in the form of the Desjardins Term Loan. The Company had also borrowed $2.5 million in the form of a bridge loan under the Desjardins Credit Facility (the “Desjardins 2023 Bridge Loan”). The Desjardins 2023 Bridge Loan was repaid in full with PIPE Financing proceeds received at the completion of Tranche A.

As at March 31, 2025, the aggregate principal amount outstanding under the Desjardins Term Loan was $30.8 million, and bore interest based on the Canadian prime rate of 4.95%, plus 4.00%. The Desjardins Term Loan matures on January 31, 2026, but is subject to earlier mandatory prepayment following: (i) the receipt of net cash proceeds from the sale of equity securities by the Company or a guarantor in excess of US$44.0 million (including from the PIPE Financing, but excluding amounts from the Trust Account), but only in the amount of 10.0% of such excess; (ii) the receipt of net cash proceeds from the sale of assets of the Company’s modules and components business units, to the extent of such net cash proceeds; and (iii) completion of the Business Combination, to the extent of any net cash proceeds from the Trust Account in excess of US$17.0 million. The Company may prepay, without penalty, amounts under the Desjardins Term Loan at any time.

Upon the occurrence of any “liquidity event” under the Desjardins Credit Facility, the Company must give notice to Desjardins and, within two business days from the date of the liquidity event, repay all outstanding principal amounts under the Desjardins Term Loan and pay all other amounts owing to Desjardins under the Desjardins Credit Facility. A “liquidity event” under the Desjardins Credit Facility includes failure to complete the Equity Financing by May 23, 2025 and failure to provide to Desjardins a plan regarding a refinancing, recapitalization or any other suitable transaction by May 16, 2025. Such events are also liquidity events under the Bridge Facility. We have engaged a financial advisor to do a comprehensive review of the options that are available to the Company. We are currently exploring all alternatives to secure the financing necessary to comply with the covenants in our debt arrangements and to continue to pursue our strategic goals. At this time, we are not expecting to be able to complete the Equity Financing or to produce a plan to the satisfaction of all our lenders on a timely basis. See “Item 3.D. Risk Factors —Risks Related to Our Business — Upon the occurrence of a “liquidity event” under the Desjardins Credit Facility, including the failure to complete the Equity Financing by January 31, 2025, the Company would be obligated to repay all amounts under the Desjardins Credit Facility, and investors could lose all or a substantial part of their investment." in the Company’s 2024 Annual Report. The Company has further agreed with Desjardins, no later than August 5, 2025, to have either (x) launched a formal merger and acquisition process with an investment bank selected by the board of directors of the Company and received expressions of interest in connection with such process, or (y) entered into a non-binding term sheet in respect of an equity or debt financing which would allow for the repayment in full of all amounts owing under the Desjardins Credit Facility. See “Item 3.D. Risk Factors —Risks Related to Our Business — If LeddarTech does not raise additional capital or is not otherwise able to refinance the Desjardins Term Loan, investors may lose all or a substantial part of their investment." in the Company’s 2024 Annual Report.

See “Item 5. Operating and Financial Review and Prospects – Liquidity and Capital Management – Financing Transactions” in the Company’s 2024 Annual Report, “– Liquidity and Capital Management – Financing Transactions” in the Q1-2025 MD&A” and “– Recent Developments – Amendments to Credit Facility and Bridge Financing Offer” above for a description of the Desjardins Credit Facility and amendments to the Desjardins Credit Facility.

In conjunction with certain amendments to the Desjardins Credit Facility in October 2023, LeddarTech issued to Desjardins warrants to purchase Company Common Shares at $0.01 per share, which warrants were assumed by the Company and were exercised by Desjardins on May 16, 2024 for 250,000 Company Common Shares at $0.01 per share. The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve – Warrants in Equity of $1.6 million.

Unless we are able to raise additional capital in the next several days, Leddartech will be unable to comply with the minimum cash balance requirement, absent an agreement by the lender to further amend, waive or otherwise provide relief from this Minimum Cash Covenant. The Company is also in violation of a covenant in the Desjardins Credit Facility prohibiting a greater than 10% unfavorable variance in its most recent cash flow projections provided to Desjardins as compared to initial projections. Desjardins currently has the right to declare the Desjardins Term Loan to be immediately due and payable as a result of this covenant breach, and would also have the right to declare the Desjardins Term Loan to be immediately due and payable in the event of any other default, including a breach of the minimum cash covenant.

LeddarTech is currently engaged with Desjardins and the Bridge Lenders with respect to the possibility of receiving additional financing and to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins. Desjardins has expressed an unwillingness to provide additional financing to the Company. If the Company is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such minimum cash balance requirements, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $128 million aggregate principal amount of indebtedness of the Company (including the convertible notes issued in the PIPE Financing) outstanding as of March 31, 2025 plus payment in kind (PIK) interest accrued on the PIPE would also be subject to acceleration. While LeddarTech is seeking additional financing, we continue to consider all possible cost reduction measures. There is no assurance that such measures could be done successfully, or at all. See “- Liquidity and Capital Management - Need for Additional Capital” above. While the Company may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In the foregoing circumstances, the Company’s ability to continue as a going concern would be materially and adversely affected and investors in the Common Shares could lose all or a substantial part of their investment.

The Desjardins Credit Facility contains certain affirmative and negative covenants, including financial covenants, including, without limitation, those set forth below:

●	Maintenance of an unencumbered cash balance equal to or greater than $1.8 million following completion of the Business Combination.

●	Provision of audited annual financial statements, unaudited monthly and quarterly financial statements, cash flow projections, debt repayment plans and certifications regarding the foregoing

●	Limitations on debt incurrence, investments, dividends, repayments on convertible notes issued in the PIPE Financing or on the IQ Loan Agreement, liens, asset dispositions and capital expenditures.

●	Provision to Desjardins of a copy of a plan regarding a refinancing, recapitalization or any other suitable transaction, to the satisfaction of Desjardins; failure to provide a copy of such plan by May 16, 2025 is a liquidity event that would trigger the Company's obligation to repay the Desjardins Term Loan.

The Company is in violation of a covenant in the Desjardins Credit Facility prohibiting a greater than 10% unfavorable variance in its most recent cash flow projections provided to Desjardins as compared to initial projections. Desjardins has the right to declare the Desjardins Term Loan to be immediately due and payable as a result of this covenant breach, and would also have the right to declare the Desjardins Term Loan to be immediately due and payable in the event of any other default, including a breach of the minimum cash covenant.

Except as described above, as of March 31, 2025, the Company was in compliance with all financial covenants under the Desjardins Credit Facility. Furthermore, the Company’s cash balance as of May 8, 2025 was $4.1 million, and we expect to fall below the Minimum Cash Covenant threshold of $1.8 million in the next several days. As discussed under “— Liquidity and Capital Management,” in the event we are unable to raise additional capital, we will need to enter into a forbearance agreement, waiver or amendment with respect to, or obtain a waiver or other relief from, the minimum cash balance covenant. “Item 3.D. Risk Factors — Risks Related to Our Business — LeddarTech’s liquidity position will be further constrained by the requirement to maintain a minimum cash balance. If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations” in the 2024 Annual Report.

The Company granted to Desjardins a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future. LeddarTech Holdings Inc. has guaranteed the obligations of the Company under the Desjardins Credit Facility and has granted to Desjardins a hypothec of $60.0 million over the universality LeddarTech Holdings Inc.’s movable assets, present and future. The Company also granted Desjardins a first ranking fixed charge and pledge over all of its shares in VayaVision. The Desjardins Term Loan also is guaranteed by VayaVision, and the payment obligations of VayaVision under said guarantee are limited to amounts that VayaVision may distribute as dividend to its shareholders under Israeli Companies Law. VayaVision also granted Desjardins a first ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. Certain intellectual property assets of VayaVision are subject to a master depositor escrow agreement entered into on June 12, 2023 by and between VayaVision and ESOP Management and Trust Services Ltd., as escrow agent, pursuant to which Desjardins is the primary beneficiary and the Hypothecary Representative (as defined below) is the secondary beneficiary (the “Israeli Escrow Agreement”) and certain intellectual property assets of the Company are subject to an amended and restated software escrow agreement entered into on June 12, 2023 by and among, the Company, Praxis Technology Escrow, as escrow agent, Desjardins, as primary beneficiary, and the Hypothecary Representative (as defined below), as secondary beneficiary (the “Canadian Escrow Agreement”).

PIPE Financing

On June 12, 2023, concurrently with the execution of the BCA described in “Business Combination and Public Company Costs” section, LeddarTech entered into the Subscription Agreement with certain investors, including the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase the PIPE Convertible Notes in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”), payable in two tranches.

The issuance of the first tranche (“Tranche A”) of the PIPE Financing was contingent upon, among other things, the execution of the Business Combination Agreement. The Subscription Agreement provides that each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Common Shares after the Closing, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase LeddarTech Inc. Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement.

The issuance of the second tranche of PIPE Convertible Notes (the “Tranche B Notes”) was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provided that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement.

On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to accelerate the timing of a portion of their purchase of Tranche B of the PIPE Financing (“Tranche B-1”), with the remaining portion to be purchased upon consummation of the Business Combination (“Tranche B-2”). The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 would receive a secured convertible note issued by the Company in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or if the Closing does not occur, or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or before the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA. All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive 8,553,434 Common Shares upon the closing of the Business Combination.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Warrant liabilities

Upon close of the Business Combination, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Warrants”) in connection with the BCA and plan of arrangement. There was no transaction and no change in fair value of all warrants during the period.

Refer to Note 6 of the Company’s Q2-2025 unaudited interim condensed consolidated financial statements.

Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately(i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

Upon close of the acquisition of Prospector, the Company issued through the Transactions, Class A non-voting special shares to Prospector Sponsor in connection with the BCA and plan of arrangement. The Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued Earnout Non-Voting Special Shares consisting of 999,963 Class B Non-Voting Special Shares, 999,963 Class C Non-Voting Special Shares, 999,963 Class D Non-Voting Special Shares, 999,963 Class E Non-Voting Special Shares and 999,963 Class F Non-Voting Special Shares.

The Earnout Non-Voting Special Shares were valued at the time of issuance at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that consider the vesting terms of the instruments issued.

During FY2024, 682,685 Common Shares were issued following the exercise of warrants, the exercise of RSUs, in connection with the BCA and in connection with the SEPA. Refer to Notes 15 and 19 of the Company’s audited annual consolidated financial statements for FY2024 for more details.

As of March 31, 2025 the Company held no common shares as treasury shares.

Refer to Note 8 of the Company’s Q2-2025 unaudited interim condensed consolidated financial statements.

Redeemable stock options

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, were exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or Liquidation event occurs. As a part of the transaction, the redeemable stock options were converted into new non-redeemable stock options, representing a gain on modification of stock options of $6.0 million for Q1-2024.

Standby Equity Purchase Agreement

In furtherance of addressing our liquidity needs, on April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time, but not the obligation, to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. The Company has the right to terminate the SEPA upon five trading days’ prior written notice to Yorkville, subject to certain conditions.

In accordance with our obligations under the SEPA, we have filed the SEPA Registration Statement with the SEC to register under the Securities Act the resale by Yorkville of the SEPA Shares. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of the Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville. Each Advance, if any, by the Company to Yorkville under the SEPA is subject to a maximum amount equal to (1) the greater of an amount equal to 100% of the daily trading volume of the Common Shares stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance Notice or (2) 500,000 Common Shares. Because shares issued under the SEPA are sold at a discount to the then-current market price, in light of the current market price the amount that could be raised pursuant to the SEPA may be significantly lower than US$50.0 million. For more information, see “Item 3.D. Risk Factors — Risks Related to Our Business — It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.”, in our 2024 Annual Report.

During any trading day within a Pricing Period (as defined in the SEPA), two conditions will trigger an automatic reduction to the amount of the Advance: either (i) with respect to an Option 1 Advance Notice, if the total number of Common shares traded on the applicable stock market or exchange during such Pricing Period is less than the volume threshold (as described in the SEPA), by the greater of (a) 30% of the trading volume of the Common Shares on the applicable stock market or exchange during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice or (ii) with respect to an Option 2 Advance Notice, if (A) VWAP of the Common Shares is below the minimum acceptable price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day will be excluded from the Option 2 Pricing Period for purposes of determining the market price. Additionally, the total Common Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) will be increased by such number of Common Shares (the “Additional Shares”) equal to greater of (a) the number of Common Shares sold by Yorkville on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by Yorkville, and the subscription price per share for each Additional Share will be equal to the minimum acceptable price in effect with respect to such Advance Notice multiplied by 97% (without any further discount), provided that this increase will not cause the total Advance Common Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in the SEPA. Each Advance, if any, is subject to certain limitations, including that Yorkville cannot purchase any Common Shares that would result in it beneficially owning more than 9.99% of the Company’s outstanding voting power or number of Common Shares at the time of an Advance.

From December 9, 2024, through January 16, 2025, we have issued 7,195,222 common shares under the SEPA agreement, generating net proceeds of US$11.3 million.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to various risks in relation to financial instruments. The main types of risks are foreign exchange risk, interest rate risk and liquidity risk. The Company currently does not use financial derivative instruments to manage these risks. While LeddarTech could enter into hedging contracts from time to time, any change in the cash flow and the fair value of the contracts may be offset by changes in the underlying value of the transactions being hedged. For more details refer to Note 28 of the audited annual consolidated financial statements of the Company for FY2024, FY2023 and FY2022.

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions and the financing of the development activities of its subsidiary VayaVision who operates in Israeli using mainly USD and NIS currencies. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

Interest rates

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates as described in the section entitled “Liquidity and Capital Resources” section. The Company is also exposed to change in fair value of financial instruments with fixed interest rates.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and cash will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

Accounting and disclosure matters

Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Actual results could differ significantly from these estimates.

The key judgments, estimates and assumptions that have a risk of causing a material adjustment to the carrying value of certain assets and liabilities are related to:

●	Development costs;

●	Discontinued operations;

●	Government grant liability;

●	Stock-based compensation;

●	Recoverable amount of a group of assets of a CGU;

●	Significant Estimates for debt, including bifurcation;

●	Term loan;

●	Contingent consideration payable; and

●	Going Concern

For a more detailed discussion on these areas requiring the use of management estimates, judgments, and assumptions, please refer to Note 3 to LeddarTech’s audited annual consolidated financial statements and the annual MD&A of the Company at and for FY2024, FY2023 and FY2022 as well as the unaudited interim condensed consolidated financial statements for Q1-2025 and Q2-2025.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, LeddarTech is an emerging growth company. As such, LeddarTech is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

LeddarTech will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

Non-IFRS financial measures

EBITDA and Adjusted EBITDA are non-IFRS financial measures. A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company started to use these two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results as well as reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets. The Company believes that EBITDA (loss) is a meaningful measurement since it is a key measure used to evaluate performance at a consolidated level. EBITDA (loss) is commonly reported and widely used by investors and lending institutions as an indicator of a company’s operating performance. EBITDA (loss) should not be considered as an alternative to net loss in measuring performance, nor should it be used as a measure of cash flow.

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

The Company believes that Adjusted EBITDA (loss) is a meaningful measure since it allows to assess the Company’s operating performance and financial position between periods without the variances created by the impact of the above-noted items. The Company believes that these measures are important supplemental measures because they eliminate items that are less indicative of our core business performance and could potentially distort the analysis of trends in our operating performance and financial position. The Company considers that these non-IFRS financial measures, in addition to the financial measures prepared in accordance with IFRS, enable investors to evaluate the Company’s operating results, underlying performance, and future prospects in a manner similar to management.

Internal Control over Financial Reporting

Prior to completion of the Business Combination, the Company was a private company and we addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

In the course of preparing for the Business Combination we evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act and Canadian Securities Administrators National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings). Disclosure controls and procedures include, without limitations, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to its management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

Based on such evaluation, the Company concluded that it has remediated its previously reported material weaknesses in its disclosure controls and procedures. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim condensed consolidated financial statements may not be prevented or detected on a timely basis.

Foreign Private Issuer Status

LeddarTech qualifies as a “foreign private issuer” as defined under SEC rules. Even after LeddarTech no longer qualifies as an emerging growth company, as long as LeddarTech continues to qualify as a foreign private issuer under SEC rules, LeddarTech is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

●	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

Notwithstanding these exemptions, LeddarTech will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, LeddarTech will furnish with the SEC on Form 6-K periodic reports and other documents filed with the Canadian Securities Administrators.

LeddarTech may take advantage of these exemptions until such time as LeddarTech is no longer a foreign private issuer. LeddarTech would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if LeddarTech no longer qualifies as an emerging growth company, but remains a foreign private issuer, LeddarTech will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because LeddarTech qualifies as a foreign private issuer under SEC rules, LeddarTech is permitted to follow the corporate governance practices of Canada (the jurisdiction in which LeddarTech is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to LeddarTech.

If at any time LeddarTech ceases to be a foreign private issuer, LeddarTech will take all action necessary to comply with the SEC and Nasdaq Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Exhibit 99.2

Interim condensed consolidated

financial statements of

LeddarTech Holdings Inc.

(Unaudited)

For the three and six months ended March 31, 2025 and 2024

Unaudited interim condensed consolidated statements of financial position	3

Unaudited interim condensed consolidated statements of changes in shareholders’ deficiency	4

Unaudited interim condensed consolidated statements of loss and comprehensive loss	6

Unaudited interim condensed consolidated statements of cash flows	8

Notes to the unaudited interim condensed consolidated financial statements	9–30

2

LeddarTech Holdings Inc.

Interim condensed consolidated statements of financial position

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

	Notes	March 31, 2025	September 30, 2024
		$	$
Assets
Current assets
Cash		9,211,631	5,269,084
Trade receivable and other receivables		1,394,536	1,489,402
Government assistance and R&D tax credits receivable		1,377,623	1,287,468
Inventories		—	467,344
Prepaid expenses		2,292,123	1,545,267
Total current assets		14,275,913	10,058,565
Property and equipment		1,094,518	1,336,604
Right-of-use assets		1,533,816	1,907,356
Intangible assets		5,709,942	5,569,683
Prepaid financing fees		356,384	55,014
Total non-current assets		8,694,660	8,868,657
Total assets		22,970,573	18,927,222

Liabilities and shareholders’ deficiency
Current liabilities
Accounts payable and accrued liabilities		12,715,096	13,887,269
Contract liability	13	11,507,169	—
Conversion option	5	13,807	6,008
Derivative warrant liability	6	1,521,591	629,506
Bridge loans	5	15,086,759	9,913,619
Current portion of credit facilities	5	29,361,336	—
Current portion of lease liabilities		669,983	663,920
Current portion of government grant liabilities	7	890,336	829,216
Total current liabilities		71,766,077	25,929,538
Long-term debt	5	60,918,391	79,306,811
Lease liabilities		1,301,652	1,536,440
Government grant liabilities	7	900,779	789,127
Total non-current liabilities		63,120,822	81,632,378
Total liabilities		134,886,899	107,561,916

Shareholders’ deficiency
Capital stock	8	563,093,415	546,149,389
Reserve – warrants		2,679,725	2,682,111
Reserve – stock options	9	7,109,989	5,747,571
Other component of equity		955,863	955,863
Deficit		(685,755,318)	(644,169,628)
Total shareholders’ deficiency		(111,916,326)	(88,634,694)
Total liabilities and shareholders’ deficiency		22,970,573	18,927,222

Commitments (Note 14); Subsequent event (Note 15)

See accompanying notes

On behalf of the Board:

Director	Director

3

LeddarTech Holdings Inc.

Interim condensed consolidated statements of changes in shareholders’ deficiency

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

For the six months ended March 31, 2025

	Notes	Capital stock	Reserve – warrants	Reserve – stock options	Other component of equity	Deficit	Deficiency attributable to owners of the capital stock of the parent	Non- controlling interests	Total shareholders’ deficiency
		$	$	$	$	$	$	$	$
Balance as of September 30, 2024		546,149,389	2,682,111	5,747,571	955,863	(644,169,628)	(88,634,694)	—	(88,634,694)
Shares issuance	8	299,513	—	(1,349,932)	—	876,203	(174,216)	—	(174,216)
Standby Equity Purchase Agreement (SEPA)	8	16,609,780	—	—	—	—	16,609,780	—	16,609,780
Stock-based compensation	9	—	—	2,712,350	—	—	2,712,350	—	2,712,350
Warrants exercised	8	34,733	(2,386)	—	—	(31,645)	702	—	702
Net loss and comprehensive loss		—	—	—	—	(42,430,248)	(42,430,248)	—	(42,430,248)
Balance as of March 31, 2025		563,093,415	2,679,725	7,109,989	955,863	(685,755,318)	(111,916,326)	—	(111,916,326)

See accompanying notes

4

LeddarTech Holdings Inc.

Interim condensed consolidated statements of changes in shareholders’ deficiency

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

For the six months ended March 31, 2024

	Notes	Capital stock	Reserve – warrants	Reserve – stock options	Other component of equity	Deficit	Equity attributable to owners of the capital stock of the parent	Non- controlling interests	Total shareholders’ equity (deficiency)
		$	$	$	$	$	$	$	$
Balance as of September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)
Share issued upon exercise of PIPE warrants	8	2,059,081	—	—	—	—	2,059,081	—	2,059,081
Dividend in share	8	22,960,000	—	—	—	(22,960,000)	—	—	—
Business combination	3	65,372,812	—	117,246	—	—	65,490,058	—	65,490,058
Stock-based compensation	9	—	—	2,877,402	506,774	—	3,384,176	—	3,384,176
Closing of previous equity incentive plan	3	—	—	(31,659,392)	—	31,659,392	—	—	—
Financing fees – credit facilities modification	5	—	1,643,714	—	—	—	1,643,714	—	1,643,714
Net loss and comprehensive loss		—	—	—	—	(77,560,980)	(77,560,980)	(302,312)	(77,863,292)
Exercise of call option		57,724	—	—	(2,431,688)	(7,134,364)	(9,508,328)	9,508,328	—
Balance as of March 31, 2024		542,695,821	2,314,417	2,994,648	944,274	(556,329,647)	(7,380,487)	—	(7,380,487)

See accompanying notes

5

LeddarTech Holdings Inc.

Interim condensed consolidated statements of loss and comprehensive loss

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

		For the three months ended March 31,		For the six months ended March 31,
	Notes	2025	2024	2025	2024
		$	$	$	$
Continuing Operations
Revenues
Services		238,914	122,101	290,792	174,101
		238,914	122,101	290,792	174,101

Operating expenses
Marketing and product management		1,299,610	1,125,517	2,252,251	2,324,004
Selling		507,150	890,138	902,568	1,642,642
General and administrative		4,876,177	5,502,593	9,654,615	9,922,830
Research and development costs		5,870,423	1,725,077	11,335,819	4,402,766
Stock-based compensation	9	1,033,660	2,803,357	2,712,350	(3,181,893)
Listing expense	3	—	—	—	59,139,572
Transactions costs	3	—	646,230	—	2,407,977
		13,587,020	12,692,912	26,857,603	76,657,898
Loss from operations		(13,348,106)	(12,570,811)	(26,566,811)	(76,483,797)

Other (income) costs
Grant revenue		—	(90,065)	—	(90,065)
Other income		(110,139)	—	(110,139)	—
Finance costs, net	12	2,710,512	4,741,236	16,457,396	2,318,678
Loss before income taxes		(15,948,479)	(17,221,982)	(42,914,068)	(78,712,410)
Income taxes		13,385	17,011	13,520	17,011
Net loss and comprehensive loss from continuing operations		(15,961,864)	(17,238,993)	(42,927,588)	(78,729,421)

Discontinued operations
Net income and comprehensive income from discontinued operations		—	(180,540)	497,340	866,129
Net loss and comprehensive loss		(15,961,864)	(17,419,533)	(42,430,248)	(77,863,292)

Attributable to:
Non-controlling interests		—	—	—	(302,312)
Equity holders of the parent		(15,961,864)	(17,419,533)	(42,430,248)	(77,560,980)

6

LeddarTech Holdings Inc.

Interim condensed consolidated statements of loss and comprehensive loss

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

		For the three months ended March 31,		For the six months ended March 31,
	Notes	2025	2024	2025	2024
		$	$	$	$
Earnings per share
Net loss per common share, basic and diluted	10	(0.42)	(0.61)	(1.23)	(4.81)
Weighted average common shares outstanding, basic and diluted		37,573,262	28,770,930	34,508,393	16,110,444

Earnings per share from continued operations
Net loss from continued operations per common share, basic and diluted	10	(0.42)	(0.60)	(1.24)	(4.87)
Weighted average common shares outstanding, basic and diluted		37,573,262	28,770,930	34,508,393	16,110,444

See accompanying notes

7

LeddarTech Holdings Inc.

Interim condensed consolidated statements of cash flows

(in Canadian dollars)

(Unaudited)

[going concern uncertainty – note 1]

		For the six months ended March 31,
	Notes	2025	2024
		$	$

Operating activities
Net loss from continuing operations		(42,927,588)	(78,729,821)
Net income from discontinued operations	4	497,340	866,129
Net loss		(42,430,248)	(77,863,292)
Adjustments to reconcile loss before tax to net cash flows:
Write-down of inventories		115,356	607,451
Depreciation of property and equipment		335,256	346,822
Depreciation of right-of-use assets		373,540	253,449
Amortization of intangible assets		72,302	317,360
Finance costs, net	12	22,091,196	2,375,698
Stock-based compensation	9	2,712,350	(3,181,893)
Transactions costs		—	431,458
Listing expense	3	—	59,139,572
Loss (gain) on bridge loan		(10,083,373)	—
Foreign exchange gain (loss)		3,765,175	818,251
		(23,048,446)	(16,755,124)
Net change in non-cash working capital items	11	8,241,073	(15,516,438)
Net cash flows related to operating activities		(14,807,373)	(32,271,562)

Investing activities
Additions to property and equipment		(93,171)	(102,170)
Additions to intangible assets		(212,560)	(6,562,491)
Grants received related to intangible assets and property and equipment		—	13,713
R&D tax credit received		—	1,522,306
Finance income received		140,598	242,666
Net cash flows related to investing activities		(165,133)	(4,885,976)

Financing activities
Standby Equity Purchase Agreement (SEPA)	8	16,011,260	—
Bridge loan proceeds	5	3,808,667	—
Debt issuance	5	—	29,463,494
Interest paid on credit facility and other loan	5	(470,801)	(1,824,605)
Exercise of warrants	8	702	337
Debt issuance cost		—	(9,645)
Cash acquired from a reverse asset acquisition	3	—	19,477,645
Repayment principal amount of lease liabilities		(319,904)	(571,630)
Interest paid on lease liability	12	(114,871)	39,788
Net cash flows related to financing activities		18,915,053	46,575,384

Effect of foreign exchange on cash		—	(151,092)

Net increase (decrease) in cash and cash equivalents		3,942,547	9,266,754
Cash, beginning of period		5,269,084	5,056,040
Cash and cash equivalents, end of period		9,211,631	14,322,794

See accompanying notes

8

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

1.	Reporting entity, nature of operations and going concern uncertainty

Reporting entity

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to Note 3, Acquisition of Prospector Capital Corp., for additional information on the amalgamation of the Company on December 21, 2023.

These unaudited interim condensed consolidated financial statements are comprised of the accounts of LeddarTech and its wholly owned subsidiaries and the prior period amounts are those of LeddarTech, which continued as the operating entity under the same name following the amalgamation.

The Company’s subsidiaries are as follows:

Name of subsidiary	Place of incorporation and operation	Proportion of ownership interest held by the Company March 31, 2025
LeddarTech USA Inc	U.S.	100%
LeddarTech (Shenzhen) Sensing Technology Co., Ltd	China	100%
Vayavision Sensing, Ltd. (“Vayavision”)	Israel	100%
LeddarTech Germany GmbH	Germany	100%

The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada.

Nature of operations

The Company delivers high-performance AI automotive software that enables the market to deploy Advanced Driver Assistance Systems (“ADAS”) features. The main target markets are automotive ADAS and autonomous driving (“AD”) applications for original equipment manufacturers (“OEMs”), automotive system integrators that are direct suppliers to OEMs, Tier 1 suppliers and Tier 2 suppliers. The Company operates under one operating segment.

9

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

1.	Reporting entity, nature of operations and going concern uncertainty (continued)

Going concern uncertainty

These interim condensed consolidated financial statements were prepared on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In its assessment to determine if the going concern assumption is appropriate, management considers all data available regarding the future for at least, without limiting to, the next twelve months from the date of the interim condensed consolidated financial statements

The Company has an accumulated deficit of $685,755,318 as of March 31, 2025, and, for the six months ended March 31, 2025, incurred a net loss of $42,430,248 and net cash outflows related to operating activities and investing activities amounting to $13,797,472 and $165,133, respectively and cash inflows from financing activities amounting to $17,905,152.

As of March 31, 2025, the Company had a cash balance of $9,211,631 and an outstanding credit facility of $30,750,000 with a maturity date of January 31, 2026.

Based on cash flow projections, the Company does not expect to have sufficient cash resources in the coming year ending September 30, 2025, to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed. The ability of the Company to fulfill its obligations and finance its future activities depends on the continuous support of its creditors and successfully raising additional capital. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern.

On May 2, 2025, the Company was not in compliance with a covenant in the Credit Facility prohibiting a greater than 10% unfavorable variance between in its most recent cash flow projections as compared to initial projections. Desjardins has the right to declare the Credit Facility to be immediately due and payable, and, due to this covenant breach, this could result in the acceleration of the Bridge Loans and other long-term debt.

The Company is currently engaged with Desjardins and the Bridge Lenders with respect to the possibility of receiving additional financing and to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins and the Bridge Lenders.

The Company is exploring all alternatives to secure the financing necessary to comply with the covenants in our debt arrangements and to continue to pursue our strategic goals. Toward that end, management has engaged a financial advisor to do a comprehensive review of the options that are available to the Company.

While the Company is seeking additional financing, management continue to consider all possible cost reduction measures.

The accompanying interim condensed consolidated financial statements do not purport to give effect to adjustments, if any, to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and be required to realize its assets and liquidate its liabilities in other than normal course of business.

These interim condensed consolidated financial statements were approved for issue by the Company’s Board of Directors on May 13, 2025.

10

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

2.	Summary of material accounting policies

Statement of compliance

These unaudited interim condensed consolidated financial statements for the three months and six months ended March 31, 2025 and 2024 have been prepared in accordance with IAS 34, “Interim Financial Reporting” as issued by the International Accounting Standards Board (“IASB”). The same accounting policies and methods of computation are followed in the unaudited interim condensed financial statements as compared with the most recent annual financial statements. They do not include all of the financial statement disclosures required for annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended September 30, 2024, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.

Material judgement

Going concern

The assessment of the Company’s ability to continue as a going concern and to raise sufficient funds to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed, involves significant judgment based on historical experience and expectation of future events that are believed to be reasonable under the circumstances. See Note 1 for more information.

Development costs

The Company capitalized product development costs based on management’s judgment of market potential and its technical and financial ability to complete commercialization. During the six months ended March 31, 2025, these costs no longer meet the criteria for capitalization.

11

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

3.	Acquisition of Prospector Capital Corp.

On December 21, 2023, the Company completed a plan of arrangement pursuant to a BCA with Prospector and LeddarTech Holdings Inc. Pursuant to the plan of arrangement and BCA, Prospector amalgamated with LeddarTech Holdings Inc., a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination, to form “Amalco”. Also pursuant to the plan of arrangement, after the preferred shares of LeddarTech converted into common shares of LeddarTech, Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco, and LeddarTech and Amalco amalgamated. The Transactions are accounted for as a reverse asset acquisition in accordance with IFRS 2, Share-Based Payment (“IFRS 2”) since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”).

On closing, the Company accounted for the fair value of the common shares issued to Prospector shareholders at the market price of Prospector’s publicly traded common shares on December 21, 2023. The fair value of the Class A non-voting special shares was determined using an option pricing model that considers the vesting terms of the instruments issued, which are subject to a seven-year vesting pursuant to which such Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. As part of the amalgamation, the Company acquired cash, accounts payable and accrued liabilities and warrant liabilities. The difference between the fair value of the consideration paid over the fair value of the identifiable net assets of Prospector represents a service for the listing of the Company and is recognized as a listing expense in the interim condensed consolidated statement of loss and comprehensive loss.

The following table reconciles the fair value of elements of the Transactions:

$
Fair value of consideration transferred
8,770,930 common shares	55,257,187
2,031,250 Class A non-voting special shares	10,115,625
65,372,812
Fair value of assets acquired and liabilities assumed
Cash	19,477,645
Accounts payable and accrued liabilities	(11,497,830)
Warrant liability (1)	(1,746,575)
Balance, as of September 30, 2023	6,233,240
Listing expense	59,139,572

(1)	Warrant liability includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. See Note 6 for additional information.

For the three and six months ended March 31, 2024, the Company expensed $646,230 and $2,407,977, respectively in transaction costs.

12

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

4.	Discontinued Operations

In September 2024, the Company ceased its Modules operations. The results of operations and cash flows related to this business are reclassified as discontinued operations in the consolidated statements of loss and comprehensive loss and cash flows as follows:

Interim condensed consolidated statements of loss and comprehensive loss	For the three months ended March 31,		For the six months ended March 31
	2025	2024	2025	2024
	$	$	$	$
Revenue
Products	—	1,720,692	1,009,366	3,357,423
Services	—	14,278	24,118	30,719
Other	—	—	121,186	—
	—	1,734,970	1,154,670	3,388,142
Cost of sales	—	1,693,862	669,314	2,094,685
Gross profit	—	41,108	485,356	1,293,457

Operating expenses
Research and development costs, net	—	221,648	37,722	427,328
	—	221,648	37,722	427,328
Income (loss) from operations	—	(180,540)	447,634	866,129

Other (income) costs
Gain on fixed assets disposal	—	—	(49,706)	—
Income before income taxes	—	(180,540)	497,340	866,129
Income taxes	—	—	—	—
Net income (loss) and comprehensive loss from discontinued operations	—	(180,540)	497,340	866,129

Earnings per share
Net income (loss) per common share, basic and diluted	—	(0.01)	0.01	0.06
Weighted average common shares outstanding, basic and diluted	—	28,770,930	34,508,393	16,110,444

Interim condensed consolidated statements of cash flows	For the six months ended March 31
	2025	2024
	$	$
Cash flows related to operating activities	390,571	(796,750)
Cash flows related to investing activities	—	—
Cash flows related to financing activities	—	—
Cash flows (used in) provided by discontinued operations	390,571	(796,750)

13

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

5.	Bridge Loans and Long-term debt

The following table details the maturities and weighted average interest rates related to long-term debt as of September 30, 2024 and March 31, 2025:

	Final	Weighted average effective interest rate	March 31, 2025	September 30, 2024
	maturity	%	$	$

Convertible loan (a)	2028	23.36	48,213,422	40,309,902
Credit facility (b)	2026	14.14	29,361,336	28,229,902
Term loan	2030	33.65	12,704,969	10,767,007
Bridge loan (c)	2025	—	15,086,759	9,913,619
Total debt		21,48	105,366,486	89,220,430
Current portion of long-term debt			44,448,095	9,913,619
Long-term debt			60,918,391	79,306,811

a)	Convertible loan

On June 12, 2023, concurrently with the execution of the BCA described in Note 3, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”).

The PIPE Convertible Notes are denominated in US Dollars with a term of 60 months after issuance of Tranche B. They bear interest at a rate of 12% compounded annually and added to the principal amount of the notes. The PIPE Convertible Notes include a conversion option allowing the holders of the PIPE Convertible Notes, at any time before maturity, to convert the outstanding principal amount into Common Shares using a conversion price of US$10.00 per Common Share.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”) exercisable at the cost of US$0.01 per share.

The PIPE Convertible Notes are secured by a hypothec in the amount of US$60,000,000 over the universality of the Company’s movable assets, present and future, ranking after the security of Credit Facility (Note 5b). The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes and reporting requirements.

The PIPE Convertible Notes represent a hybrid financial instrument with a conversion option requiring separation. The debt host portion (the “Host”) of the instrument is classified at amortized cost, whereas the conversion option embedded derivative is classified at fair value through profit and loss (“FVTPL”).

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”) exercisable at the cost of US$0.01 per share.

14

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

5.	Bridge loans and long-term debt (continued)

	Host Amortized cost	Conversion option FVTPL	Total
	$	$	$
Balance as of September 30, 2024	40,309,902	6,008	40,315,910
Interest accretion	5,211,191	—	5,211,191
Fair value of conversion options	—	7,799	7,799
Foreign exchange	2,692,329	—	2,692,329
Balance as of March 31, 2025	48,213,422	13,807	48,227,229

The PIPE Convertible Notes and Warrants were issued in tranches. Upon issuance of each tranche, the proceeds were initially allocated to the warrants, when applicable, and conversion option. The carrying amount of the debt is then initially determined by deducting the transaction fees and the fair value of the conversion option and warrants from the proceeds received.

The fair value of the conversion option embedded derivative and the warrants were determined using the Black-Scholes option pricing model.

b)	Amendments to the Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023, October 20, 2023, October 31, 2023, December 8, 2023, July 5, 2024, July 26, 2024, August 5, 2024 and August 16, 2024. These amendments modify the existing terms in order to (i) extend the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extend the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reduce the gradually the Available Cash requirement from $5.0 million at all times after the DE-SPAC date to $250,000 until August 14, 2024. and (iv) to increase the aggregate principal amount of the PIPE financing to a minimum of $44,000,000.

In conjunction with the October 2023 amendments to the Credit Facility, the Company issued warrants to purchase Company Common Shares at $0.01 per share, which warrants will be assumed by the Company and exercisable for 250,000 Company Common Shares at $0.01 per share.

The warrants may be exercised, in whole or in part, for a period of five years following completion of the Business Combination and will be subject to a lock-up with one third being released four months after closing, another third being released eight months after closing and the final third being released 12 months after closing.

The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve – Warrants in Equity of $1,643,714.

During the year ended September 30, 2024, 250,000 common shares were issued following the exercise of those warrants on May 28, 2024. The corresponding balance in Reserve – Warrants in Equity of $1,643,714 was reclassified to Capital Stock.

Following the latest amendments to the Credit Facility on March 31, 2025, the payments of interest for the month of July 2024 through December 2024 are postponed until the earlier of (i) the date of final disbursement of one or several equity investments in the Company for minimum gross proceeds of US$35,000,000 in the aggregate (the “Short-Term Outside Date”) and (ii) May 23, 2025. The

Seventeenth Amending Agreement (the “Seventeenth Amendment”) also temporarily reduces the minimum cash covenant under the Credit Facility to $1,800,000 until the earlier of (i) the Short-Term Outside Date and May 23, 2025.

15

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

5.	Bridge loans and long-term debt (continued)

As of March 31, 2025, unpaid interests of $1,818,473 were recorded as accrued liabilities and unpaid fees of $750,000 were recorded as an increase of the credit facility balance.

The Seventeenth Amendment also provides for an extension of the date by which failure to complete the Equity Financing would constitute a liquidity event to May 23, 2025. The Seventeenth Amendment requires that the Company must initiate and produce a plan at the satisfaction of Desjardins and the other initial bridge lenders regarding a refinancing, recapitalization or any suitable transaction (the “Plan”) no later than May 16, 2025. The Seventeenth Amendment also provides that the failure to produce the Plan by May 16, 2025 will constitute a liquidity event.

c)	Bridge loans

In August 2024, LeddarTech closed a bridge financing in an aggregate principal amount of US$9.0 million (the “Bridge Loans”) issuable in two tranches. Tranche 1 of the Bridge Loan was issued in August 2024 at a discount of 25% for an aggregate amount of US$6,222,667, of which US$4,222,667 is convertible (the “Convertible Bridge Loan”) and US$2,000,000 is not convertible (the “Non-Convertible Bridge Loan”).

The Company also received in August 2024, additional Bridge Loans in an aggregate amount of approximately US$334,000 from certain members of management and the board of directors (collectively).

Also, on October 15, 2024, the Tranche 2 of the Bridge Loan was issued for an aggregate amount of US$2.8 million composed of US$0.9 million in Non-Convertible Bridge Loan and US$1.9 million in Convertible Bridge Loan. The Bridge Loans are denominated in US Dollars and repayable at maturity on November 15, 2024. The Bridge Loans bear interest at US base rate +4% calculated on the discounted balance, compounded monthly and added to the principal amount.

The Convertible Bridge Loan includes the following material conversion and settlement options available to the holder:

●	Maturity conversion option: The holder of the Convertible Bridge Loan can convert at maturity the outstanding principal amount into Common Shares using a conversion price of $5.00 per Common Share.

●	Automatic conversion: Upon an offering on the Nasdaq Global Market for aggregate gross proceeds of US$35,000,000 or more, the outstanding principal amount will automatically be converted into securities of such offering with a value equivalent to 112.5% of the outstanding principal amount.

●	Optional conversion: Upon an offering on the Nasdaq Global Market for aggregate gross proceeds of less than US$35,000,000, the holder of the Convertible Bridge Loan can convert the outstanding principal amount into securities of such offering with a value equivalent to 112.5% of the outstanding principal amount.

●	The Convertible Bridge Loan also includes redemption mechanisms in the event of a change of control or an event of default.

16

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

5.	Bridge loans and long-term debt (continued)

Upon any offering on the Nasdaq Global Market, the Company is required to repay immediately the Non-Convertible Bridge Loan. The Non-Convertible Bridge Loan is classified at amortized cost.

The Bridge Loan was amended on February 3, 2025 (the “Third Amending Agreement”) and on March 31, 2025 (the “Fourth Amending Agreement”) to extend the maturity date of the loan to the earlier of (i) the day following the Short-Term Outside date and (ii) February 28, 2025 and (ii) March 31, 2025, respectively. The Bridge Loan was further amended March 31, 2025 (the “Fifth Amending Agreement) further extending the maturity date to the earlier of (i) the business day following the completion of financing transactions aggregating US$35.0 million in gross proceeds comprised of certain prepaid royalty fees, the conversion of approximately US$6.0 million of bridge loans and other equity issuances (such as financing transactions, the “Equity Financing”) on such business day, “The Short-Term Outside Date”), and (ii) May 23, 2025.

The Fifth Amending Amendment further requires that the Company must initiate and produce a plan at the satisfaction of the lenders regarding a refinancing, recapitalization or any suitable transaction (the “Plan”) no later than May 16, 2025. Failure to produce the plan by May 16, 2025, will constitute a liquidity event.

The Convertible Bridge Loan represents a hybrid financial instrument with embedded derivatives requiring separation. The Company has elected to classify the entire instrument at fair value through profit and loss (“FVTPL”).

The fees were allocated in proportion of the amount of the Convertible Bridge Loan and the Non-Convertible Bridge Loan.

	Non-Convertible Bridge Loan Amortized cost	Convertible Bridge Loan FVTPL	Total
	$	$	$
Balance, September 30, 2024	3,059,996	6,853,623	9,913,619
Proceeds from issuance of Tranche 2	1,218,895	2,589,772	3,808,667
Gain on debt extinction	(3,258,304)	(6,825,070)	(10,083,374)
Interest accretion	3,554,685	—	3,554,685
Fair value adjustment	—	6,959,211	6,959,211
Foreign exchange	296,915	637,036	933,951
Balance, March 31, 2025	4,875,187	10,214,572	15,086,759

17

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

6.	Warrant liability

	As of March 31, 2025
	Number	$

Public and Private Warrants	16,049,080	1,398,173
Vesting Sponsor Warrants	1,416,670	123,418
	17,465,750	1,521,591

Upon close of the acquisition of Prospector, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Prospector Warrants”) in connection with the BCA and plan of arrangement (Note 3).

The Warrants each entitle their holders to purchase one common share at an exercise price of US$11.50 per common share, which is variable in $CDN. Accordingly, they are classified as a liability rather than equity as the Warrants do not meet the ‘fixed for fixed’ requirement. The Public and Private Warrants are exercisable and will expire on December 21, 2030. The Vesting Sponsor Warrants are identical to the Public and Private Warrants, except that the Vesting Sponsor Warrants will be deemed vested in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. None of the Vesting Sponsor Warrants are redeemable by the Company.

The Warrants were initially recorded at their fair value (Note 3). The fair value of the Warrants is reassessed at the end of each reporting period with subsequent changes in fair value recognized through profit or loss. The Public Warrants are considered a level 1 financial instrument as the valuations at the end of each reporting period are based on the trading price of the Public Warrants on the Nasdaq, which are quoted and observable market prices. The Private Warrants are a level 2 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants. The Vesting Sponsor Warrants are a level 3 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants but also unobservable data.

The following table details the changes in warrant liability between September 30, 2024 and March 31, 2025:

$
Balance, as of September 30, 2024	629,506
Revaluation of warrant liability	892,085
Balance, as of March 31, 2025	1,521,591

18

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

7.	Government grant liabilities

The following table details the changes in government grant liabilities between September 30, 2024 and March 31, 2025:

$
Balance, as of September 30, 2024	1,618,343
Accretion interest expense	125,056
Foreign exchange loss (gain)	47,716
Balance, as of March 31, 2025	1,791,115

Current portion of government grant liabilities	890,336
Non-current portion of government grant liabilities	900,779

8.	Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately (i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

19

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

8.	Capital stock (continued)

Common shares

	Number of Shares	Amount $
Balance, as of September 30, 2024	30,203,676	513,073,764
Issuance of shares under SEPA	7,195,222	16,609,780
Issuance of shares (RSU) (307,537 shares net of withholding tax consideration)	192,361	299,513
Exercise of warrants	22,533	34,733
Balance, as of March 31, 2025	37,613,792	530,017,790

Issuance of common shares

During the three months ended March 31, 2025, the Company issued 23,771 common shares following the exercise of warrants and the release of RSUs. During the six months ended March 31, 2025, the Company issued 214,894 common shares following the exercise of warrants and release of RSUs (Note 9).

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”) for a period of 3 years, or on the date on which the Investor shall have made payment pursuant to the Commitment Amount. Pursuant to the SEPA, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company will have the right from time to time, but not the obligation, to issue and sell to Yorkville up to $50.0M (the “Commitment Amount”) of its common shares. The Company also agreed to pay Yorkville a commitment fee equal to 0.75% of the Commitment Amount. During the three months ended June 30, 2024,166,696 common shares were issued to cover the commitment fee.

In December 2024, the Company issued 6,595,000 common shares under the SEPA agreement, generating net proceeds of $14.5 million. In January 2025, the Company issued 600,222 common shares under the SEPA agreement, generating net proceeds of $1.5 million.

Exercise of call option

As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in VayaVision. Per the original Share Purchase Agreement (“SPA”) conditions, the purchase of the VayaVision of Common shares was paid in exchange of Common Shares of the Company, based on a determined ratio and already detailed in the SPA.

This transaction resulted in an increase in the Company’s interest in VayaVision from 60.0% to 100.0% and was accounted for as an equity transaction. The purchase price of $57,724 was equity-settled. As a result, the carrying value of (i) non-controlling interests of $9,508,328 and (ii) the related other component of equity of $2,431,688 were reversed leading to a reduction of deficit of $7,134,364.

20

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

8.	Capital stock (continued)

Special Shares

Upon close of the acquisition of Prospector, the Company issued through the Transactions, 2,031,250 Class A non-voting special shares having a value of $10,115,625 to Prospector Sponsor in connection with the BCA and plan of arrangement (Note 3).

The Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued 4,999,815 Earnout Non-Voting Special Shares of an aggregate fair value of $22,960,000 consisting of the following:

●	999,963 Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $12.00 per Common Share;

●	999,963 Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $14.00 per Common Share;

●	999,963 Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $16.00 per Common Share;

●	999,963 Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share; and

●	999,963 Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share.

21

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

8.	Capital stock (continued)

The Earnout Non-Voting Special Shares are valued at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that considers the vesting terms of the instruments issued and the following weighted average assumptions:

Fair value of the underlying share	US$4.74
Exercise price	—
Risk-free interest rate	3.23%
Expected volatility	60%
Expected life	7.00 years
Dividend yield	0%

As of March 31, 2025, the following shares were issued and outstanding:

	Number of Shares	Amount $

Common shares	37,613,792	530,017,790
Class A Non-Voting Special Shares	2,031,250	10,115,625
Class B Non-Voting Special Shares	999,963	5,220,000
Class C Non-Voting Special Shares	999,963	4,970,000
Class D Non-Voting Special Shares	999,963	4,740,000
Class E Non-Voting Special Shares	999,963	4,250,000
Class F Non-Voting Special Shares	999,963	3,780,000
	44,644,857	563,093,415

9.	Stock-based compensation

M-option

Preceding closing of the acquisition of Prospector (Note 3), pursuant to the Plan of Arrangement, each of 12,577 M-Options has been exchanged for an option to purchase one common share of the Company.

The replacement options have an exercise price of $0.01. The M-option redemption feature was not carried to the replacement option and as a result, the replacement options are classified as equity.

Upon replacement of the award, the fair value of the option of $117,246 was recognized in reserve – stock option and the redeemable stock option liability of $6,102,496 was reversed, resulting in a gain on modification of stock options of $5,985,250 in the interim condensed consolidated statement of loss.

22

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

9.	Stock-based compensation (continued)

Stock-based compensation related to the BCA

On May 1st, 2023, the Company entered into an agreement with a service provider regarding the BCA described in Note 3. The agreement implies, upon the completion of the BCA, a transaction fee payable in exchange of a number of common shares of the Company equivalent to US$700,000. During the first quarter of 2024, a portion ($506,774) of the transaction fee was recognized as transaction costs in the interim condensed consolidated statement of loss, with a counterparty in Other component of equity.

During the year ended September 30, 2024, 198,684 common shares were issued in conjunction with this agreement to settle a transaction fee payable. As a result, an amount of $615,057 was reclassified from Other components of equity to Capital Stock and an amount of $329,217 was reclassified from Other components of equity to contributed surplus.

Equity Incentive Plan

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Incentive Plan”) for certain qualified directors, executive officers, employees and consultants. The Incentive Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Incentive Plan shall not exceed at any time 6,000,000 shares. In March 2025, the Company amended The Incentive Plan to approve an increase in the number of available shares for issuance as well as the adoption of an evergreen provision providing for the automatic annual increase in the common shares available for issuance over the next five years beginning on October 1, 2025 and ending on (and including) September 30, 2030 in an amount equal to the total number of Common Shares outstanding on September 30th of the preceding fiscal year.

The Incentive Plan provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Following the adoption of the new equity incentive and the grants of the first awards of the Incentive Plan, the Company closed off the reserve stock option balance related to the previous equity incentive plan in the deficit.

(i) Options

The Company has a stock option plan as part of the Incentive plan in which options to purchase common shares are issued to officers and key employees. Under this plan the options will vest between the grant date and March 2028.

23

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

9.	Stock-based compensation (continued)

For the six months ended March 31, 2025, movements in outstanding stock options were as follow:

	Six months ended March 31, 2025
	Number of stock options	Exercise price(1) $

Balance as of September 30, 2024	1,438,600	2.84
Granted	1,230,900	1.14
Forfeited	(30,000)	2.80
Balance, as of March 31, 2025	2,639,500	2.05
Vested and exercisable	415,996	2.84
(1)	Weighted average exercise price

The fair value of stock options issued during the six months ended March 31, 2025, was estimated using a Black-Scholes option pricing model. The weighted average fair value of the options granted was $0.84. Expected volatility was determined over the expected term of the option using the company’s historical volatility as well as peer company volatility inputs. The weighted average assumptions used in the Black-Scholes option pricing model were as follows:

Six months ended March 31,
2025
Exercise price	US$0.89
Risk-free interest rate	4.52%
Expected volatility	70.0%
Expected life	6.08 years
Dividend yield	0%

The stock-based compensation expense amounts to $1,034,834, respectively and is recorded in the stock-based compensation expense line in the Unaudited interim condensed consolidated statements of loss and comprehensive loss.

(ii) RSUs

The Company issues restricted stock units (“RSUs”) as part of the Incentive Plan for management and key employees. Under this plan, RSUs will vest over a period of three or four years from grant date. RSUs vest to employees who are still employed by the Company on the release date.

24

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

9.	Stock-based compensation (continued)

For the six months ended March 31, 2025, movements in outstanding RSUs were as follows:

Six months ended March 31, 2025 Number of units
Balance, as of September 30, 2024	1,606,169
Granted	132,360
Released	(308,889)
Forfeited	(174,842)
Balance, as of March 31, 2025	1,254,798

The fair value of vested outstanding units, at the end of the six months period ended March 31, 2024 is $3.52.

The compensation expense with respect to the RSU plan amounts to $1,363,205 and is recorded in the stock-based compensation expense line in the unaudited interim condensed consolidated statements of loss and comprehensive loss.

(iii) PSUs

The Company has a PSU plan as part of the Incentive Plan for management and key employees. Under this plan, PSUs generally vest over a period of four years to employees who are still employed by the Company on the release date.

For the six months ended March 31, 2025, movements in outstanding PSUs were as follow:

Six months ended March 31, 2025 Number of units
Balance, as of September 30, 2024	733,080
Granted	—
Forfeited	(129,600)
Balance, as of March 31, 2025	603,480

The compensation expense with respect to the PSU plan amounts to $314,311 and is recorded in the stock-based compensation expense in the Unaudited interim condensed consolidated statements of loss and comprehensive loss.

25

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

9.	Stock-based compensation (continued)

(iv) Warrants

The Company has a Warrants plan as part of the incentive plan for management and key employees. Under this plan, Warrant generally vests immediately to the directors who are still employed by the Company on the exercise date.

Warrants are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the six months ended March 31, 2025, movements in outstanding Warrants were as follow:

Six months ended March 31, 2025 Number of units
Balance, as of September 30, 2024	449,013
Granted	—
Balance, as of March 31, 2025	449,013

The compensation expense with respect to the Warrants plan amounts to $Nil.

10.	Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

26

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

The following table reflects the calculation of net loss attributable to equity holders of the parent and the computation of basic and diluted loss per share for the periods indicated:

	Three months ended March 31,		Six months ended March 31,
	2025	2024	2025	2024
	$	$	$	$
Loss from continuing operations attributable to equity holders of the parent	(15,961,894)	(17,238,993)	(42,927,588)	(78,427,109)
Gain (loss) from discontinuing operations attributable to equity holders of the parent	—	(180,540)	497,340	866,129
Loss attributable to equity holders of the parent	(15,961,894)	(17,419,533)	(42,430,248)	(77,560,980)

Weighted average number of common shares basic and diluted	37,573,262	28,770,930	34,508,393	16,110,444
Basic and diluted loss from continuing operations, per common share	(0.42)	(0.60)	(1.24)	(4.87)
Basic and diluted gain from discontinuing operations, per common share	—	(0.01)	0.01	0.06
Basic and diluted loss per common share	(0.42)	(0.61)	(1.23)	(4.81)

The effect of dilution from outstanding stock options, convertible preferred stocks, credit facility, convertible loans, warrants, put and call options and contingent consideration payable were excluded from the calculation of the weighted average number of common shares for diluted loss per common share for the three months and six months ended March 31, 2025 and 2024 as they are antidilutive.

27

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

11.	Additional information included in the interim condensed consolidated statement of cash flows

Changes in non-cash working capital items:

	Six months ended March 31,
	2025	2024
	$	$

Trade receivable and other receivables	94,866	1,169,802
Government assistance and R&D tax credits receivable	(90,155)	(48,731)
Inventories	351,988	(1,147,951)
Prepaid expenses	(745,911)	(3,029,079)
Prepaid financing fees	(301,370)	—
Accounts payable and accrued liabilities	(2,575,514)	(11,582,335)
Provisions	—	(878,144)
Contract liability	11,507,169	—
	8,241,073	(15,516,438)

28

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

12.	Finance costs, net

	Three months ended March 31,		Six months ended March 31,
	2025	2024	2025	2024
	$	$	$	$
Interest expenses (income)
Interest income	(89,126)	(132,859)	(140,598)	(242,666)
Interest expense on term loan (Note 5)	998,544	724,048	1,937,963	1,397,523
Interest expense on lease liabilities	68,607	95,139	114,871	166,178
Interest expense on credit facility (Note 5)	932,057	1,651,529	1,990,754	2,818,151
Interest expense on convertible notes (Note 5)	2,695,524	2,050,132	5,211,191	3,254,360
Interest expense on other loan (Note 5)	—	—	—	9,645
Interest expense on bridge loans (Note 5)	1,935,404	—	3,554,685	—
Interest on short term liability	38,998	—	78,222	—
Accretion and remeasurement of government grant liability	64,596	65,662	125,056	127,642
Accretion of notes payable	42,470	—	271,502	—
SEPA issuance cost	60,743	—	598,520	—
Non-capitalizable financing costs	565,856	—	1,289,575	—
Capitalized borrowing costs	—	(1,550,038)	—	(3,870,571)
	7,313,673	2,903,613	15,031,741	3,660,262
Loss (gain) on revaluation of financial instruments carried at fair value
Gain on bridge loan extinguishment	(6,869,806)	—	(10,083,373)	—
Warrant liability (Note 6)	(991,555)	1,408,507	892,085	1,167,771
Bridge loans	3,834,915	—	6,959,211	—
Conversion option	(586,186)	476,179	7,934	(2,246,368)
	(4,612,632)	1,884,686	(2,224,143)	(1,078,597)
Other
Gain on lease modification	—	(39,305)	—	(205,966)
Bank charges	15,134	5,430	20,322	23,882
Foreign exchange loss (gain)	(5,663)	(13,188)	3,629,476	(80,903)
	9,471	(47,063)	3,649,798	(262,987)
Finance costs, net	2,710,512	4,741,236	16,457,396	2,318,678

29

LeddarTech Holdings Inc.

Notes to the unaudited interim condensed consolidated financial statements

(in Canadian dollars)

Three and six months ended March 31, 2025

13.	Strategic collaboration agreement and software license agreement

On December 9, 2024, the Company announced that LeddarTech and Texas Instruments (“TI”) have entered into a strategic collaboration agreement and a software license agreement to enable a comprehensive, integrated platform solution for ADAS and AD markets. Under the license agreement, TI has agreed to make advanced royalty payments to catalyse joint commercialization.

The agreement outlines a total payment of US$9.89 million in advance royalties, with the potential for additional royalties over time. An initial payment of US$5.0 million was received by the Company on December 12, 2024. A subsequent payment of US$3.0 million was received on January 7th, 2025 following the completion of the demonstrator during the Consumer Electronics Show in Las Vegas. The final US$1.89 million will be contingent upon the execution of a client contract with an OEM.

The consideration received in advance from TI was recorded as contract liability until the Company fulfills its related obligations.

14.	Commitments

Other than commitments related to the leases and the long-term debts, the Company is committed to minimum amounts under long-term agreements for license and telecommunications and office equipment, which expires at the latest in 2025. The commitments are detailed in the annual consolidated financial statements for the year ended September 30, 2024.

30

Exhibit 99.3

Press Release

LeddarTech Reports Second Quarter 2025 Financial Results

QUEBEC CITY, Canada, May 14, 2025 — LeddarTech® Holdings Inc. (“LeddarTech” or the “Company”) (Nasdaq: LDTC), an AI-powered software company recognized for its innovation in advanced driver assistance systems (ADAS) and autonomous driving (AD), today provided a corporate update and announced financial results for the second quarter ended March 31, 2025.

“We are executing our strategic plan to commercialize LeddarVision™ while we work to address our previously disclosed liquidity challenges. We are also excited to introduce an additional revenue stream, LeddarSim™—a next-generation simulation platform designed to close the gap between virtual testing and real-world deployment of ADAS and AD solutions. LeddarSim will play a critical role in training AI models to accelerate the deployment of ADAS and autonomous driving technologies,” said Frantz Saintellemy, President and CEO of LeddarTech. “In parallel, we are advancing production planning for our first OEM design win, and we are poised to leverage this success to secure additional contracts as the value of our platform becomes increasingly evident to automotive manufacturers.”

Recent Business and Technology Highlights

•	Launched LeddarSim, a next-generation simulation platform designed to close the gap between virtual testing and real-world deployment.

•	Progressed OEM Design Win Toward Production: LeddarTech is actively providing engineering services to integrate its software platform into the 2028 model year vehicles of one of the world’s leading commercial vehicle OEMs. This design win is expected to generate non-recurring services revenue in fiscal year 2025.

Customer Traction and Development

LeddarTech has a robust pipeline of more than 30 active opportunities with original equipment manufacturers (OEMs), as well as Tier 1 and Tier 2 automotive suppliers, aimed at meeting growing consumer demand for enhanced safety features and addressing upcoming regulatory deadlines.

Fiscal Second Quarter 2025 Financial Highlights1

Revenue: Revenue for the fiscal second quarter of 2025, ending March 31, 2025, was $238,914, compared to $122,101 in the fiscal quarter ending March 31, 2024.

Net loss: Net loss for the fiscal second quarter of 2025, ending March 31, 2025, was ($16.0) million, or ($0.42) per share, compared to a net loss of ($17.2) million, or ($0.60) per share, in the fiscal quarter ending March 31, 2024. The decreased net loss was primarily due to lower stock-based compensation and financing expenses, offset by higher R&D expense as we are no longer capitalizing R&D expense.

[1]	All amounts in Canadian dollars except where otherwise noted.

Press Release

EBITDA and adjusted EBITDA2: EBITDA loss for the second quarter of 2025, ending March 31, 2025, was ($8.4) million, compared to a ($14.0) million loss in the fiscal quarter ending March 31, 2024. The lower loss was primarily due to lower stock-based compensation and financing-related expenses, partially offset by higher R&D expense as we are no longer capitalizing a substantial portion of our R&D expenses as we were in the prior period. Adjusted EBITDA loss for the second quarter of 2025, ending March 31, 2025, was ($12.0) million, compared to adjusted EBITDA loss of ($8.7) million in the fiscal quarter ending March 31, 2024. The higher loss was primarily attributable to higher R&D expense as we are no longer capitalizing a substantial portion of our R&D expense.

Balance Sheet and Liquidity3

As of March 31, 2025, LeddarTech had a cash balance of approximately $9.2 million, which cash balance had declined to approximately $4.1 million as of May 8, 2025. Pursuant to the amended and restated financing offer dated as of April 5, 2023 with Fédération des caisses Desjardins du Québec (“Desjardins” and the financing offer, as amended, the “Desjardins Credit Facility”) , the Company is required to maintain a minimum cash balance of $1.8 million at all times after April 1, 2025. If we are not able to raise additional capital in the next several days, we will be in default under this minimum cash covenant. Moreover, we are obligated to complete an equity financing pursuant to which we must raise an additional US$9.7 million in equity investments prior to May 23, 2025 in order to satisfy the requirement that we raise at least US$35.0 million in equity investments prior to that date. We are also required to produce a plan at the satisfaction of our lenders regarding a refinancing, recapitalization or any suitable transaction no later than May 16, 2025. Toward that end, we have engaged a financial advisor to do a comprehensive review of the options that are available to the Company. We are currently exploring all alternatives to secure the financing necessary to comply with the covenants in our debt arrangements and to continue to pursue our strategic goals. Failure to complete the equity financing by May 23, 2025 or to produce a plan for our lenders by May 16, 2025 constitute liquidity events that could trigger a requirement for us to repay all amounts under our Desjardins Credit Facility, under our bridge financing offer dated as of August 16, 2024 with the initial bridge lenders and certain members of management and the board of directors (collectively, the “Bridge Lenders”, and the financing offer, the “Bridge Facility”) , and other indebtedness. At this time, we are not expecting to be able to complete the equity financing or to produce a plan that would be acceptable to all our lenders. Desjardins has expressed an unwillingness to provide additional financing to the Company, but has expressed a willingness to work toward a solution, and LeddarTech is currently engaged with Desjardins and the Bridge Lenders with respect to a potential solution that could result in additional financing for the Company as well as relief from the above-described minimum cash, equity financing and process plan covenants. While LeddarTech is seeking additional financing, we continue to consider all possible cost reduction measures. There is no assurance that such measures could be done successfully, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment. For more details, see our Management’s Discussion and Analysis filed with the U.S. Securities and Exchange Commission on the date hereof.

[2]	EBITDA and adjusted EBITDA are non-IFRS measures and are presented by the Company as they are used to assess operating performance. These non-IFRS measures do not have standardized meanings under IFRS and are not likely comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. See “Non-IFRS Financial Measures” below.
[3]	All amounts in Canadian dollars except where otherwise noted.

2

Press Release

About LeddarTech

A global software company founded in 2007 and headquartered in Quebec City with additional R&D centers in Montreal and Tel Aviv, Israel, LeddarTech develops and provides comprehensive AI-based low-level sensor fusion and perception software solutions that enable the deployment of ADAS, autonomous driving (AD) and parking applications. LeddarTech’s automotive-grade software applies advanced AI and computer vision algorithms to generate accurate 3D models of the environment to achieve better decision making and safer navigation. This high-performance, scalable, cost-effective technology is available to OEMs and Tier 1-2 suppliers to efficiently implement automotive and off-road vehicle ADAS solutions.

LeddarTech is responsible for several remote-sensing innovations, with over 190 patent applications (112 granted) that enhance ADAS, AD and parking capabilities. Better awareness around the vehicle is critical in making global mobility safer, more efficient, sustainable and affordable: this is what drives LeddarTech to seek to become the most widely adopted sensor fusion and perception software solution.

LeddarTech might, in the scope of collaborations, partnerships and projects, from time to time, collect with test vehicles personal information, i.e., information that directly or indirectly identifies members of the public. Collected personal information may be processed, used, stored and communicated by LeddarTech within the scope of developing and training our software and products. For further information about the processing activities, which include the collection, use, storage and communication of personal information, as well as the associated personal information protection rights and how to exercise them, please consult LeddarTech’s Privacy Policy.

Additional information about LeddarTech is accessible at www.leddartech.com and on LinkedIn, Twitter (X), Facebook and YouTube.

Forward-Looking Statements

Certain statements contained in this Press Release may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which forward-looking statements also include forward-looking statements and forward-looking information within the meaning of applicable Canadian securities laws), including, but not limited to, statements relating to LeddarTech’s selection by the OEM referred to above, anticipated strategy, future operations, prospects, objectives and financial projections and other financial metrics , as well as expectations regarding the anticipated performance, adoption and commercialization of its products. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation, our ability to continue to maintain compliance with Nasdaq continued listing standards following our transfer to the Nasdaq Capital Market, as well as: (i) the risk that LeddarTech and the OEM referred to above are unable to agree to final terms in definitive agreements; (ii) the volume of future orders (if any) from this OEM, actual revenue derived from expected orders, and timing of revenue, if any; (iii) our ability to timely access sufficient capital and financing on favorable terms or at all; (iv) our ability to maintain compliance with our debt covenants, including our ability to enter into any forbearance agreements, waivers or amendments with, or obtain other relief from, our lenders as needed; (v) our ability to execute on our business model, achieve design wins and generate meaningful revenue; (vi) our ability to successfully commercialize our product offering at scale, whether through the collaboration agreement with Texas Instruments, a collaboration with a Tier 2 supplier or otherwise; (vii) changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs and plans; (viii) changes in general economic and/or industry-specific conditions; (ix) our ability to retain, attract and hire key personnel; (x) potential adverse changes to relationships with our customers, employees, suppliers or other parties; (xi) legislative, regulatory and economic developments; (xii) the outcome of any known and unknown litigation and regulatory proceedings; (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and any epidemic, pandemic or disease outbreak, as well as management’s response to any of the aforementioned factors; and (xiv) other risk factors as detailed from time to time in LeddarTech’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the risk factors contained in LeddarTech’s Form 20-F filed with the SEC. The foregoing list of important factors is not exhaustive. Except as required by applicable law, LeddarTech does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

3

Press Release

Contact:

Chris Stewart, Chief Financial Officer, LeddarTech Holdings Inc.

Tel.: + 1-514-427-0858, chris.stewart@leddartech.com

•	Investor relations website: investors.leddartech.com

•	Investor relations contact: Mike Bishop, mike@bishopir.com

Leddar, LeddarTech, LeddarVision, LeddarSP, VAYADrive, VayaVision and related logos are trademarks or registered trademarks of LeddarTech Holdings Inc. and its subsidiaries. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

LeddarTech Holdings Inc. is a public company listed on the Nasdaq under the ticker symbol “LDTC.”

4

Press Release

Continuing operations	Q2-2025	Q2-2024
Revenues	$238,914	$122,101
Loss from operations	(13,348,106)	(12,570,811)
Finance costs, net	2,710,512	4,741,236
Loss before income taxes	(15,948,479)	(17,221,982)
Net loss and comprehensive loss	(15,961,864)	(17,238,993)
Net loss and comprehensive loss attributable to Shareholders of the Company	(15,961,864)	(17,238,993)
Loss per share
Net loss per share (basic and diluted) (in dollars)	(0.42)	(0.60)
Weighted average common shares outstanding (basic and diluted)	37,573,262	28,770,930
EBITDA (loss)	(8,394,400)	(14,011,179)
Adjusted EBITDA (loss)	(11,979,035)	(8,729,399)

The following table sets forth a reconciliation of adjusted EBITDA and EBITDA to net loss reported in accordance with IFRS for the three months ended March 31, 2025 and 2024.

	Q2-2025	Q2-2024
Net loss from continued operations	($15,961,864)	($17,238,993)
Income taxes	13,385	17,011
Depreciation of property and equipment	146,882	91,626
Depreciation of right-of-use assets	186,356	35,316
Amortization of intangible assets	(92,832)	180,248
Interest expenses	7,313,673	2,903,613
EBITDA loss from continuing operations	(8,394,400)	(14,011,179)

Foreign exchange gain	(5,663)	(13,188)
Loss (gain) on revaluation of financial instruments carried at fair value	(4,612,632)	1,884,686
Gain on lease modification	–	(39,305)
Stock-based compensation	1,033,660	2,803,357
Transaction costs	–	646,230
Adjusted EBITDA loss from continuing operations	(11,979,035)	(8,729,399)

5

Press Release

Non-IFRS Financial Measures

A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company started to use two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results and reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets.

EBITDA (loss) should not be considered an alternative to net loss in measuring performance or used as a measure of cash flow.

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

6

Exhibit 99.4

CERTIFICATION

I, Frantz Saintellemy, certify that:

1.	I have reviewed the financial statements and MD&A for the three and six months ended March 31, 2025 and 2024 of LeddarTech Holdings Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditor and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

	By:	/s/ Franz Saintellemy
Date: May 14, 2025		Frantz Saintellemy Chief Executive Officer and President

Exhibit 99.5

CERTIFICATION

I, Christopher Stewart, certify that:

1.	I have reviewed the financial statements and MD&A for the three and six months ended March 31, 2025 and 2024 of LeddarTech Holdings Inc. (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditor and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

	By:	/s/ Christopher Stewart
Date: May 14, 2025		Christopher Stewart Chief Financial Officer